UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Advisory Board Company

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

April 21, 2017

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2017 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on May 31, 2017, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the nine nominees named in the accompanying proxy statement, to ratify the selection of the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2017, and to approve an amendment to the company’s 2009 stock incentive plan. You also will be asked to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement, and to cast an advisory vote on whether the company should hold an advisory vote by stockholders to approve the company’s named executive officer compensation every 1, 2, or 3 years. These matters are discussed in detail in the proxy statement.

In addition to the specific matters to be acted upon, there will be a report on our company’s performance and an opportunity for stockholders to ask questions of general interest.

Your vote is important. Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing, and returning the enclosed proxy or voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2017

The 2017 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at the company’s corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on May 31, 2017, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following five proposals, which are described in the accompanying proxy statement:

1.	To elect to the Board of Directors the nine nominees named in the proxy statement, each to serve for a term expiring at the company’s 2018 annual meeting of stockholders or upon the election and qualification of a successor

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2017

3.	To approve an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan

4.	By an advisory vote, to approve the company’s named executive officer compensation as described in the proxy statement

5.	By an advisory vote, to vote on whether the company should hold an advisory vote by stockholders to approve the company’s named executive officer compensation every 1, 2, or 3 years

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 14, 2017, which is the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or some of the other annual meeting proposals unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend the annual meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the meeting.

By Order of the Board of Directors,

Evan R. Farber
Chief Legal Officer and Corporate Secretary

Washington, D.C.

April 21, 2017

2017 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ii

2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 31, 2017

This proxy statement and our annual report to stockholders for the year ended December 31, 2016 are available at https://materials.proxyvote.com/00762W.

Proxy Solicitation

This proxy statement contains information related to the solicitation of proxies by our Board of Directors for use at our 2017 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on May 31, 2017, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

Electronic Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission, we are furnishing proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder.

On or about April 21, 2017, we mailed to our stockholders as of April 14, 2017, which is our record date for the annual meeting, a Notice of Internet Availability of Proxy Materials, referred to as the “Notice,” containing instructions on how to access and review the proxy materials, including the proxy statement and our 2016 annual report to stockholders, on the Internet. The Notice also instructs stockholders on how to access their voting instruction form/proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.

Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Whether you hold shares through a broker, bank, or other nominee (in “street name”), as of the record date, you may request paper copies of the 2017 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1693 or by sending an e-mail to sendmaterial@proxyvote.com.

Voting, Voting Procedure, and Revocability of Proxies

Record Date.    Only holders of record of our common stock at the close of business on April 14, 2017, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 40,416,623 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding on the record date and entitled to vote at the annual meeting are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if the record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Stockholders of Record; Beneficial Owners of Shares.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice or, for some beneficial owners, a full set of the proxy materials has been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes. Brokers and other nominees may vote on ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2017 without receiving voting instructions from the beneficial owners whose shares they hold, but may not vote on any other proposal unless they receive voting instructions for that purpose from the beneficial owners.

Voting Procedure.    You may vote your shares, or direct your broker, bank, or other nominee that holds your shares to vote your shares, as follows:

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On the Internet:    You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on May 30, 2017 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or your proxy or voting instruction card available when you access the web page. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

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By Telephone:    If you are a beneficial stockholder, you may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy voting instruction card or in your Internet instructions, 24 hours a day and up until 11:59 p.m., Eastern time, on May 30, 2017, and following the prerecorded instructions. Please have your proxy or voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

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By Mail:    If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. Your proxy or voting instruction card must be received by May 30, 2017. If you hold your shares in street name, your broker, bank, or other nominee may provide additional instructions to you regarding voting your shares by mail.

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In Person at the Annual Meeting:    You may vote your shares in person at the annual meeting even if you have previously submitted a proxy. If you are a beneficial owner of shares, you may vote your shares at the meeting only if you have obtained a signed proxy from the record holder of your shares giving you the right to vote the shares.

Please see the Notice, your proxy or voting instruction card, or the information your broker, bank, or other nominee has provided to you for more information on your voting options.

Revocability of Proxies.    If you are a stockholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary;

•	making timely delivery of later-dated voting instructions or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy or voting instruction card; or

•	voting by ballot at the annual meeting, although attendance at the meeting by itself will not revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

Vote Required

Proposal 1:    If a quorum is present at the annual meeting, election of each of the nine nominees to the Board of Directors in accordance with Proposal 1 will require a majority of the votes cast with respect to such nominee’s election. A majority of the votes cast for a proposal means that the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal. Abstentions from voting on a nominee’s election and broker non-votes will not affect the outcome of the vote on any nominee’s election.

Proposal 2:    If a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2017 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal will not affect the outcome of the vote on the proposal.

Proposal 3:    If a quorum is present at the annual meeting, approval of an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan in accordance with Proposal 3 will require the affirmative vote of a majority of the votes cast at the annual meeting. Under the Marketplace Rules of the NASDAQ Stock Market, on which our common stock is listed, the minimum vote that will constitute stockholder approval of Proposal 3 is a majority of the total votes cast on the proposal. Abstentions from voting on this proposal and broker non-votes will not affect the outcome of the vote on the proposal.

Proposal 4:    If a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 4 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal and broker non-votes will not affect the outcome of the vote on the proposal.

Proposal 5:    Generally, a proposal presented to stockholders, such as Proposal 5, will be approved by the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. However, because the vote on this proposal is not binding on the company or the Board of Directors, if none of the frequency options — every 1 year, every 2 years, or every 3 years — receives a majority of the votes cast, the option receiving the greatest number of affirmative votes will be considered the frequency preferred by the stockholders. Abstentions from voting on this proposal and broker non-votes will not affect the outcome of the vote on this proposal.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors (Proposal 1)

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2017 (Proposal 2)

•	FOR approval of an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan (Proposal 3)

•	In an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement (Proposal 4)

•	In an advisory vote, FOR every 1 year as the frequency with which the company should hold an advisory vote by stockholders to approve the company’s named executive officer compensation (Proposal 5)

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

All stockholders of the company are invited to attend the annual meeting. If you plan to attend, you will be asked to present a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. In addition, if you are the beneficial owner of shares held in street name, you will need to bring proof that you were the beneficial owner of those shares as of the record date, such as a legal proxy from the record holder of your shares or a copy of a bank or brokerage statement. The purpose of this requirement is to help us verify that you are a stockholder of the company entitled to attend the meeting.

Proxy Solicitation Costs

We are soliciting proxies and will pay the costs of solicitation. We will reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of the Notice or proxy materials to beneficial owners of our shares. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $25,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Change in Fiscal Year

In November 2014, we elected to change our fiscal year-end from March 31 to December 31. Our 2015 fiscal year was the twelve months ended on December 31, 2015. Our most recently-completed fiscal period before fiscal 2015 was a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014. We refer to that period as the “2014 transition period.”

Annual Report to Stockholders and Other Information

Our Annual Report on Form 10-K for fiscal 2016, or “2016 Form 10-K,” filed with the Securities and Exchange Commission serves as our 2016 annual report to stockholders. The annual report to stockholders does not constitute proxy soliciting material.

A copy of the 2016 Form 10-K will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of April 14, 2017, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2016 Form 10-K is also available through our website at www.advisoryboardcompany.com on the “Investor Relations” page.

Important Notice Regarding Delivery of Stockholder Documents

Stockholders, including beneficial owners of our common stock, who do not participate in electronic delivery of proxy materials and share the last name and address will be sent only one copy of this proxy statement and one copy of our annual report to stockholders, unless they have notified the broker, bank, or other nominee that holds their shares that they wish to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs.

If any stockholder received a householding mailing this year and would like to receive separate copies of this proxy statement and our annual report, we will deliver the copies promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive separate copies of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our annual report and would prefer to receive a single copy of each in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has nine members.

Upon the recommendation of the Governance Committee, the Board of Directors has nominated all nine of our current directors for re-election to the Board at the annual meeting.

The company’s bylaws provide that, except in the case of a contested election, each director will be elected at a meeting of stockholders by the vote of the majority of the votes cast with respect to that director’s election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. Abstentions and broker non-votes are not counted as a vote cast either “for” or “against” a director’s election. In the case of a contested election, the directors will be elected by a vote of a plurality of the votes cast. The bylaws define a “contested election” as one in which the number of nominees exceeds the number of directors to be elected, determined as of the 10th day preceding the date on which the company first mails to its stockholders its notice of the meeting at which directors are to be elected.

Each nominee has submitted an irrevocable resignation to the Board of Directors, contingent on (a) such nominee not receiving a majority of the votes cast in an election that is not a contested election, and (b) acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for that purpose. If a nominee fails to receive a majority of the votes cast in an election that is not a contested election, the Governance Committee, or such other committee as may be designated by the Board of Directors, will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such nominee, or whether other action should be taken. Within 90 days following certification of the election results, the Board of Directors will act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant. Any nominee who tenders his or her resignation will not participate in the deliberations of the committee or the Board of Directors regarding whether to accept the resignation.

Votes may be cast “for,” “against,” or “abstain” with respect to any or all nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Director Nominees

The following table presents information as of April 3, 2017 concerning the company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	47	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	51	Chief Executive Officer, Hunch Analytics, LLC	2009

Name of Director Nominee	Age	Principal Occupation	Director Since
David L. Felsenthal	46	President, The Advisory Board Company	2013
Peter J. Grua	63	Partner, HLM Venture Partners	2007
Nancy Killefer	63	Director Emeritus, McKinsey & Company	2013
Kelt Kindick	62	Advisory Partner, Bain & Company	2001
Mark R. Neaman	66	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	58	Director, Vistage International, Inc.	2004
LeAnne M. Zumwalt	58	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have described the experience, qualifications, attributes, and skills of each director which the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and became our Chief Executive Officer in September 2008 and Chairman of the Board in April 2013. Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development and was named Executive Vice President and general manager in charge of software-based programs in 2007, and was appointed Chief Executive Officer the following year. Prior to joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, an international consulting firm, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his 14 years of leadership experience with the company, including in his current roles as Chairman of the Board and Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since November 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software, from 1990 to 2013. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 20 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

David L. Felsenthal has served as a member of our Board of Directors since April 2013. Mr. Felsenthal first joined us in 1992 and became our President in September 2008. During his tenure with the company, he has served in a number of research, product development, and executive roles, including as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006, Executive Vice President from February 2006 through December 2006, and Chief Operating Officer from January 2007 to September 2008. From September

1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated health care technology company, eHospital Inc. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the Chief Executive Officer and Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University. The Board selected Mr. Felsenthal because of his understanding of the company’s business, his 16 years of experience in senior leadership roles with the company, including as our former Chief Financial Officer and Chief Operating Officer and as our current President, and his extensive knowledge of the health care and education businesses.

Peter J. Grua has served as a member of our Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of health care and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by ten years of experience as a research analyst and strategy consultant and 25 years of experience as a public market investor and health care venture capitalist.

Nancy Killefer has served as a member of our Board of Directors since September 2013. She served as a Director at McKinsey & Company, an international management consulting firm, from 1992 through August 2013. Ms. Killefer is currently a Director Emeritus at McKinsey & Company. She joined McKinsey & Company in 1979 and served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey & Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of Avon Products, Inc., CSRA Inc., and Cardinal Health, Inc., each of which is listed on the New York Stock Exchange. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management. The Board selected Ms. Killefer because of her long-standing service in numerous important leadership capacities with a leading management consulting firm, where she developed extensive knowledge with respect to strategy, marketing, and organizational effectiveness and efficiency issues.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. Between January 2009 until his retirement in December 2012, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm. Mr. Kindick is currently serving as Advisory Partner for Bain & Company. He joined Bain & Company in 1980, was elected a partner of the firm in 1986, and served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is a director of WPX Energy, Inc., which is listed on the New York Stock Exchange. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his long-standing service as a partner at a leading management consulting firm where he developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, an integrated provider of health care services. NorthShore also is an academic affiliate of The University of Chicago

Pritzker School of Medicine, where Mr. Neaman holds an academic position as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because of his 25 years of leadership experience as Chief Executive Officer of a nationally recognized health care system and his knowledge of current issues facing the industry, future health care trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. From April 2013 to January 2016, Mr. Shapiro served as Chief Executive Officer of Vistage International, Inc., a membership organization for chief executive officers, other executives, and business owners. From November 2012 to March 213, Mr. Shapiro served as Chairman of the Board of Vistage International, Inc. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. He received his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his many years of experience at a leading research and information services provider and a leading membership organization for chief executive officers, executives, and business owners, where he developed new research and information products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Healthcare Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in health care and technology, each of which is important to understanding and overseeing our operations and offerings, her nine years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public health care services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the nine director nominees to the Board of Directors

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and the audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending December 31, 2017. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees

The following table sets forth the aggregate fees billed to us by Ernst & Young, LLP for the fiscal year ended December 31, 2016 and the fiscal year ended December 31, 2015:

	Year Ended December 31, 2016	Year Ended December 31, 2015

Audit Fees	$3,090,504	$3,082,055
Audit-Related Fees	105,600	45,279
Tax Fees	289,245	165,946
All Other Fees	1,995	—

Total	$3,487,344	$3,293,280

Audit Fees.    Audit fees were for professional services rendered for the audit of the company’s annual financial statements and the audit of the company’s effectiveness of internal control over financial reporting for fiscal 2016 and fiscal 2015, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in fiscal 2016 and fiscal 2015, and for accounting consultations for fiscal 2016 and fiscal 2015.

Audit-Related Fees.    Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for fiscal 2016 and fiscal 2015, exclusive of the fees disclosed as Audit Fees above. For fiscal 2016 and fiscal 2015, audit-related fees included fees for a benefit plan audit.

Tax Fees.    Tax fees were for services related to tax compliance and advisory services rendered during fiscal 2016 and fiscal 2015.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and an opinion on our internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our independent registered public accounting firm and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit services, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved or ratified by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending December 31, 2017

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for the financial statements and for implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of this charter is available on the company’s website at www.advisoryboardcompany.com. The Audit Committee is composed solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”) and the results of management’s assessment of the effectiveness of internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from company management and the company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements and related schedule and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed by the company with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Nancy Killefer

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3 APPROVAL OF 2009 INCENTIVE PLAN AMENDMENT

The stockholders are being asked to consider and vote upon a proposal to approve an amendment to section 5 of The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan, which we refer to as the “2009 incentive plan” or the “plan,” to increase the total number of shares of common stock issuable under the 2009 incentive plan.

Stockholder approval of the amendment, which we refer to as the “2009 plan amendment,” would authorize the company to increase the total number of shares of common stock issuable under the 2009 incentive plan by 1,000,000 shares.

The company is seeking approval of the 2009 plan amendment to comply with NASDAQ stockholder approval requirements applicable to material amendments to equity plans that have been approved by stockholders.

The Board of Directors approved the 2009 plan amendment, subject to stockholder approval at this annual meeting, on April 17, 2017 upon the recommendation of the Compensation Committee. If approved by stockholders at the annual meeting, the 2009 plan amendment will be effective at the time of stockholder approval.

You are urged to read this entire proposal and the complete plan document, which is attached as Appendix B to this proxy statement. We believe that the 2009 plan amendment is necessary to recruit and retain key employees critical to our success and to align the interests of our management with the interests of our stockholders, and thus that this proposal is in the best interests of our stockholders. We have explained our reasons for supporting this proposal under “Why We Believe You Should Vote For This Proposal” below.

Prior Stockholder Approvals

The company’s stockholders approved the 2009 incentive plan at our 2009 annual meeting of stockholders held on September 11, 2009 and approved an amendment to increase the total number of shares of common stock issuable under the plan at our 2011 annual meeting of stockholders held on September 13, 2011. At our 2013 annual meeting of stockholders held on September 5, 2013, the company’s stockholders approved (1) an amendment to the 2009 incentive plan to increase the total number of shares of common stock issuable under the plan by 2,125,000 shares, (2) an amendment to the 2009 incentive plan to increase the maximum term for option awards and freestanding stock appreciation rights awards under the plan from five years to seven years, effective for awards granted from and after the date of such stockholder approval, and (3) the material terms for payment of performance-based compensation under the 2009 incentive plan as required by Section 162(m) of the Internal Revenue Code, or “Code.” At our 2015 annual meeting of stockholders held on June 9, 2015, the company’s stockholders approved an amendment to the 2009 stock incentive plan to reserve as additional plan shares (a) 3,800,000 shares of common stock and (b) all shares of common stock available for future awards under the company’s 2005 Stock Incentive Plan, which we refer to as the “2005 incentive plan,” as of June 9, 2015, as well as all shares (i) subject as of that date to outstanding awards under the 2005 incentive plan and (ii) subject as of June 26, 2009 under the company’s 2006 Stock Incentive Plan, which we refer to as the “2006 incentive plan,” that, in either case, cease to become subject to such awards (other than by reason of exercise or settlement of such awards to the extent the awards are exercised for or settled in vested and nonforfeitable shares).

Why We Believe You Should Vote For This Proposal

Approval of the 2009 plan amendment would increase the total number of shares of common stock issuable under the 2009 incentive plan by 1,000,000 shares.

The Board of Directors believes that the 2009 plan amendment is essential for the ongoing success of our company and its ability to recruit, retain, and reward key employees and to continue to provide equity-based compensation in a manner that is consistent with the company’s current compensation program and aligned with stockholders’ interests. If this proposal is not approved by stockholders, the Compensation Committee will continue to make grants under the 2009 incentive plan to the extent of the shares of common stock remaining available for issuance under the plan and otherwise in accordance with the current terms of the plan. Our directors believe that if this proposal is not approved our ability to align the interests of key employees with stockholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit and retain key employees, or requiring us to shift our compensation plan to include a much higher proportion of cash compensation.

Our Continuing Emphasis on Linking Compensation and Stockholder Value Creation.    We believe it is essential to provide a long-term link between compensation and stockholder value creation, and we rely on equity compensation as one of the most efficient and effective means to create such a relationship. Our long-term equity incentive program is designed to align the interests of our officers and other key employees with those of stockholders, motivate the executive officer team to achieve key financial goals, and reward superior performance over a multi-year period. We historically have used options and restricted stock units to create this link between pay and performance. Options inherently have no value unless our stock price increases, because the 2009 incentive plan requires options to be granted with an exercise price at least equal to fair market value of our common stock on the date of grant. The fair value of a restricted stock unit fluctuates with upward or downward movements in our stock price, which serves to align management’s interests with those of stockholders while at the same time creating more stability by providing an incentive for the holders of restricted stock units to remain with the company even if our stock price declines after the date of grant. If stockholders do not approve the 2009 plan amendment, our ability to create long-term incentives for key employees will be substantially diminished.

The Need to Provide Competitive Compensation.    Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain, and reward key employees. Successful execution of our business strategy requires us to hire and retain high-performing key employees in a number of functional areas, including senior management, operations, engineering, software development, sales, marketing, finance, legal, human resources, and strategy. We compete in the labor market for these talented employees with many other public and privately-held companies that provide equity-based compensation, and we believe that we must continue granting equity-based awards to remain a competitive employer. Therefore, we believe it is essential to our business strategy to have equity-based compensation as a component of our compensation program.

Cash Compensation Expense Increase.    If our ability to provide equity compensation is impaired, our company’s cash compensation costs could increase substantially to offset equity compensation typically provided in the marketplace and maintain total compensation levels to attract and retain top performers. It is important that we use our cash resources to operate and expand our business, rather than unnecessarily divert cash to pay compensation that otherwise would be delivered through equity-based awards.

History of Prudent Usage.    Our historic equity usage has been effective in recruiting and retaining talent and aligning management incentives with company performance, and has been in line with industry norms on an aggregate basis. We set targets for equity compensation based on industry standards and other data provided to the Compensation Committee by an independent compensation consultant. Based on this information, our equity usage is consistent with the broader market as well as with the peer group of companies we use to benchmark executive compensation.

In addition, we have repurchased approximately 4,514,000 shares of our common stock for a total purchase price of approximately $190.5 million from April 1, 2012 through December 31, 2016 under our share repurchase program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

Promotion of Good Corporate Governance Practices.    The company and the Board of Directors designed the 2009 incentive plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between stock-based compensation arrangements and stockholders’ interests. Under these provisions:

•	Options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

At any time when the exercise price of an option or stock appreciation right is above the market value of company common stock, the company may not, without stockholder approval, “reprice” those awards by reducing the exercise price of such option or stock appreciation right or exchanging such option or stock appreciation right for cash or a new award with a lower (or no) exercise price.

•

Consistent with the Policy Regarding Change of Control Severance Payments adopted by our Compensation Committee, the 2009 incentive plan specifies that the definition of “change of control” used under any award will mean the occurrence or consummation of a change of control transaction or event and will not consist solely of the announcement or stockholder approval of any such transaction or event.

•	There is no vesting in dividends or dividend-equivalent rights paid on performance-based awards unless the underlying awards vest.

•	The company has the authority under the 2009 incentive plan to cancel outstanding awards, whether vested or unvested, if the applicable plan participant engages in an “act of misconduct.”

•

Awards under the 2009 incentive plan are subject to mandatory repayment by the participant to the company to the extent the participant is, or in the future becomes, subject to any company “clawback” or recoupment policy that is adopted to comply with the requirements of (1) any applicable law, rule, or regulation, or otherwise, or (2) any law, rule, or regulation which imposes mandatory recoupment, under circumstances set forth in any such law, rule, or regulation.

•

Awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order.

•	The 2009 incentive plan does not have any reload or “evergreen” share replenishment features.

•

Awards are subject to minimum vesting requirements, and the plan administrator does not have authority to waive, amend, or make exceptions to plan restrictions on awards or, except with respect to awards representing a maximum of 5% of shares issuable under the plan, to accelerate the vesting, exercisability, or lapse of conditions of awards at any time in circumstances other than those described below.

Equity Awards and Other Plan Information.    The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of April 3, 2017, without giving effect to this Proposal 3:

Total shares underlying all outstanding options (1)	4,588,367
Weighted average exercise price of outstanding options (1)	$43.30
Weighted average remaining contractual life of outstanding options (1)	4.5 years
Total shares underlying all outstanding and unvested restricted stock and restricted stock unit awards (2)	1,370,600
Shares available for future awards under all existing equity compensation plans: (3) 2009 incentive plan	1,174,505

(1)	Includes 772,330 outstanding options granted pursuant to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, which was established on January 9, 2015 in connection with the company’s acquisition of Royall Acquisition Co. and which is discussed below under “Equity Compensation Plan Information.”
(2)	Includes 49,674 outstanding unvested restricted stock unit awards pursuant to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees.
(3)	Does not include approximately 1,452,000 shares of common stock remaining available for issuance under the company’s employee stock purchase plan.

Summary of Material Provisions of 2009 Incentive Plan

The following summary of the material provisions of the 2009 incentive plan, as the plan is proposed to be amended by the 2009 plan amendment, is qualified in its entirety by reference to the complete text of the 2009 incentive plan, which is attached as Appendix B to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2009 incentive plan in their entireties.

Unless the context requires otherwise, references to the “company” in the following summary refer solely to The Advisory Board Company and not to subsidiaries of The Advisory Board Company.

Administration.    The 2009 incentive plan is administered by the Compensation Committee. Subject to the express provisions of the 2009 incentive plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2009 incentive plan. The Compensation Committee may authorize one or more officers of the company to perform any or all things that the administrator is authorized and empowered to do or perform under the 2009 incentive plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the 2009 incentive plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

The Board of Directors is authorized to appoint one or more committees of the Board consisting of one or more directors of the company who need not be non-employee directors. Any such committees would be authorized to administer the 2009 incentive plan with respect to participants in the plan who are not the company “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 or the company directors and, in this capacity, would be authorized to grant awards under the 2009 incentive plan to such participants and to determine all terms of such awards.

Participants.    Any person who is a current or prospective officer or employee of the company or of any subsidiary is eligible for selection by the administrator for the grant of awards under the 2009 incentive plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory, or other services to the company or to any subsidiary are eligible for the grant of awards under the 2009 incentive plan. Options intending to qualify as “incentive stock options,” or “ISOs,” within the meaning of Section 422 of the Code may be granted only to employees of the company or any subsidiary. As of April 3, 2017, approximately 3,700 employees and seven non-employee directors were eligible to participate in the 2009 incentive plan.

Shares Subject to the 2009 Incentive Plan and to Awards.    Subject to adjustments for changes in the company’s capitalization, the aggregate number of shares issuable pursuant to all awards granted on or after the date of stockholder approval of this Proposal 3 may not exceed the sum of:

•	1,000,000 shares;

•	any shares that were authorized and remained available for issuance under the 2009 incentive plan as of the date of stockholder approval of this Proposal 3;

•

any shares subject to outstanding awards under the 2009 incentive plan as of the date of stockholder approval of this Proposal 3 that on or after the date of such stockholder approval cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); and

•

any shares subject to outstanding awards under the 2006 incentive plan as of June 26, 2009 or under the 2005 incentive plan as of June 9, 2015 that on or after the date of stockholder approval of Proposal 3 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

Shares granted under options or stock appreciation rights are counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as two and one one-hundredths (2.01) shares for every one (1) share subject to such award. The shares issued pursuant to awards granted under the 2009 incentive plan may be shares that are authorized and unissued or shares that were reacquired by the company, including shares purchased in the open market.

For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the 2009 incentive plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the 2009 incentive plan may not again be made available for issuance under the 2009 incentive plan if such shares are:

•	shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right;

•	shares used to pay the exercise price of an option;

•	shares delivered to or withheld by the company to pay the withholding taxes related to an award; or

•	shares repurchased on the open market with the proceeds of an option exercise.

Shares subject to awards that have been canceled, expired, forfeited, or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the 2009 incentive plan. Any shares that again become available for grant will be added back as one (1) share if such shares were subject to options or stock appreciation rights granted under the 2009 incentive plan, and as two and one one-hundredths (2.01) shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2009 incentive plan.

For a summary of the maximum number of shares subject to awards that may be granted under the 2009 incentive plan during any calendar year and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 incentive plan, see “Performance-Based Compensation Terms” below. Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the 2009 incentive plan during any calendar year to any one non-employee director will not exceed 60,000 shares, and the aggregate number of shares issued or issuable under all awards granted under the 2009 incentive plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 30,000 shares. In the calendar year in which a non-employee director first joins the Board of Directors, is designated as Chairman of the Board, or is designated as Lead Director, the maximum number of shares subject to awards granted to the non-employee director may be up to 200% of the number of shares set forth in the foregoing limits. The aggregate number of shares issued under the 2009 incentive plan pursuant to all awards granted to service providers, other than employees or non-employee directors, will not exceed 200,000 shares.

In the event that the company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the 2009 incentive plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the 2009 incentive plan. In the event that a corporation acquired by the company, or with which the company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2009 incentive plan and will not reduce the shares authorized for issuance under the 2009 incentive plan, so long as awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees, directors, or consultants of the company immediately before such acquisition or combination.

On April 12, 2017, the closing price of the company’s common stock as reported on the NASDAQ Global Select Market was $47.40 per share.

Fair Market Value Determination.    For so long as the company’s common stock is traded on the NASDAQ Global Select Market, the fair market value of the common stock on an award grant date, or on any other date for which fair market value is required to be established under the 2009 incentive plan, will be the official closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the date in question. If no shares of the company’s common stock are traded on the NASDAQ Global Select Market on such date, the fair market value of the common stock will be the closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the next preceding date for which shares of the company’s common stock are traded on the NASDAQ Global Select Market.

If the company’s common stock ceases to be traded on the NASDAQ Global Select Market, fair market value will similarly be determined by reference to the closing price per share at which shares of the company’s common stock are sold on any other exchange, listing, quotation, or similar service. If no such closing price is available, the administrator will determine the fair market value of the common stock by such other valuation method, consistent with Section 409A of the Code, as the administrator may determine.

Option Awards.    The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of seven years from the date of grant. Options granted under the 2009 incentive plan may either be ISOs or nonqualified stock options which are not intended to qualify as ISOs, or “NQSOs.” Subject to exceptions for death, disability, a change of control of the company, or, with respect to an option granted 12 months or more before the date of a termination of employment, in connection with such termination of employment, the vesting and/or exercisability of any option that is based solely on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and any option under which vesting and/or exercise is based solely on continued employment or the passage of time may not vest or be exercised in full prior to the 36th month following its date of grant (other than awards to non-employee directors, which will be subject only to a one-year minimum vesting requirement), but such vesting and/or exercise may be subject to pro-rata vesting over such 36-month period following a one-year minimum vesting period. Unless such an action is approved by stockholders, the 2009 incentive plan prohibits repricing out-of-the-money options and stock appreciation rights (that is, reducing the exercise price of an option or stock appreciation right with an exercise price above the market value of the company’s common stock or exchanging any such option or stock appreciation right for cash or a new award with a lower (or no) exercise price).

Stock Appreciation Rights.    A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2009 incentive plan, or “tandem SARs,” or not in conjunction with other awards, or “freestanding SARs.” All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above (including the minimum vesting requirements) and in the 2009 incentive plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture, and termination provisions as the award to which they relate. The 2009 incentive plan prohibits repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units.    Restricted stock is an award or issuance of shares that the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the 2009 incentive plan may exercise full voting rights with respect to those shares during the period of restriction. Participants have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted are entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Shares underlying restricted stock units are entitled to dividends or dividend equivalents only to the extent provided by the administrator. Participants will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of restricted stock units, and will be required to forfeit and repay to the company such dividends and dividend equivalent rights, if the performance criteria for the underlying awards of restricted stock or restricted stock units are not achieved.

Subject to exceptions for death, disability, a change of control of the company, or, with respect to any such award granted 12 months or more before the date of a termination of employment, in connection with such termination of employment, the grant, issuance, retention, vesting, or settlement of shares under any such award that is based solely on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and the grant, issuance, retention, vesting, or settlement of any restricted stock or restricted stock unit award that is based solely on continued employment or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant (other than awards to non-employee directors, which will be subject only to a one-year minimum vesting requirement), but such grant, issuance, retention, vesting, and/or settlement may be subject to pro-rata vesting over such 36-month period following a one-year minimum vesting period.

Incentive Bonuses.    Each incentive bonus confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator establishes the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations.

Deferral of Gains.    The administrator may provide, in an award agreement or otherwise, for the deferred delivery of shares upon settlement, vesting, or other events with respect to restricted stock or restricted stock units, or in payment or satisfaction of an incentive bonus.

Performance-Based Compensation Terms.    The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued, or issuable under or in settlement of, or the amount payable pursuant to, an award, which criteria may be based on “qualifying performance criteria,” as described below, or other standards of financial performance or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, so long as the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer or any of its three other most highly compensated officers (excluding the chief financial officer). However, there is no limitation on the deductibility of compensation paid to such officers, or “covered employees,” that represents qualified performance-based compensation under Section 162(m). To constitute qualified performance-based compensation, the compensation paid by the corporation to its covered employees must be paid under a plan whose material terms for the payment of such compensation have been approved by the corporation’s stockholders. Further, any such compensation must be paid solely on account of the achievement of one or more objective performance goals established in writing by a qualified committee while the achievement of such goals is substantially uncertain and in any event not later than 90 days after the performance period begins. The amount of compensation payable if a performance goal is achieved may not be increased, but the committee may reduce or eliminate compensation even if the performance goal is achieved.

Section 162(m) requires stockholder approval of performance-based compensation every five years. Stockholders last approved the Section 162(m) performance-based compensation terms under the 2009 incentive plan at our 2013 annual meeting of stockholders.

Awards of qualified performance-based compensation may be granted under the 2009 incentive plan to individuals who are officers of the company or any of its subsidiaries. As of April 3, 2017, seven officers of the company and its subsidiaries were eligible to participate in the 2009 incentive plan.

The 2009 incentive plan contains limitations on the number of shares available for issuance with respect to specified types of awards. Subject to adjustments for changes in the company’s capitalization:

•

the maximum number of shares of the company’s common stock subject to options or stock appreciation rights that may be granted under the 2009 incentive plan in a calendar year to any person eligible for an award is 1,000,000 shares, such that options and stock appreciation rights granted with an exercise or base price of at least fair market value of our common stock on the date of grant will be deemed to satisfy qualifying performance criteria in accordance with Section 162(m) without further application of any of the qualifying performance criteria described below;

•

the maximum number of shares of the company’s common stock that may be granted under the 2009 incentive plan, other than pursuant to options or stock appreciation rights, in a calendar year to any person eligible for an award is 1,000,000 shares; and

•

the maximum amount payable under the 2009 incentive plan pursuant to that portion of an incentive bonus granted in any calendar year to any person eligible for an award that is intended to satisfy the requirements for performance-based compensation is $5,000,000.

Subject to adjustments for changes in the company’s capitalization, the maximum number of shares of the company’s common stock that may be subject to any and all stock-based awards granted under the 2009 incentive plan in a calendar year to any person eligible for an award is 1,000,000 shares, and the maximum aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 incentive plan is 2,110,000 shares.

The 2009 incentive plan authorizes the establishment of performance goals based on any one or more qualifying performance criteria. For purposes of the 2009 incentive plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

The administrator will certify the extent to which any qualifying performance criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement, or vesting of any award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

To the extent consistent with Section 162(m) of the Code, (1) unless the administrator otherwise establishes in writing in connection with an award at the time the award is granted, the administrator will appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, and all items of gain, loss, or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (2) the administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any one or more of the following events occurring during a performance period:

•	asset write-downs;

•	litigation or claims, judgments, or settlements;

•	acquisitions or divestitures;

•	foreign exchange gains and losses;

•	accruals of any amounts for payment under the 2009 incentive plan or any other compensation arrangement maintained by the company or any subsidiary; and

•	the impact of repurchase of shares of stock under share repurchase programs.

Settlement of Awards.    Awards may be settled in shares, cash, or a combination thereof, as determined by the administrator.

Amendment and Termination.    The Board of Directors may amend, alter, or discontinue the 2009 incentive plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the 2009 incentive plan, except no such amendment may, without the approval of the stockholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2009 incentive plan; reduce the exercise price of outstanding options and stock appreciation rights; extend the term of the 2009 incentive plan; change the class of persons eligible to be participants; increase the individual maximum limits set forth in the 2009 incentive plan; or otherwise amend the 2009 incentive plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.

No amendment or alteration to the 2009 incentive plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent, except that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change of control of the company that such amendment or alteration either is required or advisable in order for the company, the 2009 incentive plan, or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Change of Control.    In the event there is a change in the number or kind of outstanding shares under the 2009 incentive plan as a result of a change of control of the company, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Adjustments.    The number and kind of shares available for issuance under the 2009 incentive plan, and the number and kind of shares subject to the individual limits set forth under the 2009 incentive plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend, or distribution of securities, property, or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number, or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

Transferability.    Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment.    Nothing in the 2009 incentive plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries, and/or its affiliates to terminate any participant’s employment, service on the Board of Directors, or service for the company at any time or for any reason not prohibited by law, nor will the 2009 incentive plan or an award itself confer upon any participant any right to continue the participant’s employment or service for any specified period of time. Neither an award nor any benefits arising under the 2009 incentive plan will constitute an employment contract with the company, any subsidiary, and/or its affiliates.

Compliance with Law.    The 2009 incentive plan, the grant, issuance, vesting, exercise, and settlement of awards thereunder, and the obligation of the company to sell, issue, or deliver shares under such awards, will be subject to all applicable foreign, federal, state, and local laws, rules, and regulations, to stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body that the company will, in its sole discretion, determine to be necessary or advisable.

Termination of the 2009 Incentive Plan.    The 2009 incentive plan became effective on September 11, 2009 and, unless earlier terminated by the Board of Directors, will remain available for the grant of awards until the tenth anniversary of the effective date.

Resales of Shares by Participants.    Shares of the company’s common stock issued pursuant to the 2009 incentive plan will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of the company, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of the company may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about the company.

Federal Income Tax Treatment.    The following discussion of the federal income tax consequences of the 2009 incentive plan is intended to be a summary of applicable federal law as currently in effect.

Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the excess of the fair market value of the option shares on the date of disposition over the exercise prices will be taxable income to the optionee at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to an income tax deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

If an optionee pays the exercise price of an ISO by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the optionee acquired the shares being tendered pursuant to the exercise of an ISO and have not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

If an optionee makes a cashless exercise of an ISO, the optionee will have a disqualifying disposition of the shares that are sold under the cashless exercise program. As a result, as to these shares, the optionee will be taxed in the year of exercise at ordinary-income rates. A cashless exercise thus always involves a disqualifying disposition of shares acquired under an ISO.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long- term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive an income tax deduction for this gain.

If an optionee tenders shares in payment of part or all of the exercise price of an NQSO, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an ISO. In such an event, the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the optionee had paid the exercise price in cash.

Stock Appreciation Rights.    An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units.    Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding income tax deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. If the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (such as upon the participant’s termination prior to vesting), the participant may not claim an income tax deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received unless the participant has made the election described above, in which case the dividends will be taxable as dividends.

Incentive Bonuses.    A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m).    For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three most highly compensated officers (other than the chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1 million for each such individual, except to the extent that such compensation is performance-based compensation. The company expects that NQSOs, ISOs, and stock appreciation rights to qualify as performance-based compensation. The administrator may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

Tax Withholding.    Payment of the taxes imposed on awards made under the 2009 incentive plan may be made by withholding from payments otherwise due and owing to the holder.

Plan Benefits.    The benefits that will be awarded or paid under the 2009 incentive plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2016 under the 2009 incentive plan to the company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards in Fiscal 2016” in the Executive Compensation section of this proxy statement.

Equity Compensation Plan Information

The table below provides information about our equity compensation plans at December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants And Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	5,024,283	$41.43	3,316,320
Equity compensation plans not approved by stockholders	844,414	$49.92	—

Total	5,868,697	$42.85	3,316,320

Column (c) above includes 1,862,891 shares of common stock remaining available for future issuance under our 2009 incentive plan at December 31, 2016, and 1,453,429 shares of common stock remaining available for future issuance under our employee stock purchase plan at December 31, 2016.

The table above does not provide information about The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, which was established on January 9, 2015 in connection with the company’s acquisition of Royall Acquisition Co., or “Royall,” on that date. As permitted under the NASDAQ Marketplace Rules, this equity compensation plan has not been approved by stockholders. The company established the inducement plan to provide for inducement grants of equity awards to certain continuing Royall employees to attract and retain their services following the acquisition. In connection with the closing of the acquisition, inducement awards were made to approximately 60 continuing employees of Royall, and consisted of performance-based stock options to purchase an aggregate of 1,760,000 shares of common stock, and performance-based restricted stock units for an aggregate of 146,667 shares of common stock. Stock options granted under the inducement plan have an exercise price equal to the closing price of company common stock on the NASDAQ Global Select Market on January 9, 2015. The stock options have a seven-year term and are eligible to vest, if performance-based vesting criteria are satisfied, in installments commencing in January 2017 and ending in January 2020. The restricted stock units also are eligible to vest in installments commencing in January 2017 and ending in January 2020, subject to satisfaction of performance-based vesting criteria. The vesting criteria in both cases are based on performance of the Royall programs and services. As of April 3, 2017, awards for a total of 822,004 shares remained outstanding.

The Board of Directors unanimously recommends a vote FOR approval of the 2009 incentive plan amendment

PROPOSAL NO. 4

ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, or “Exchange Act,” and the SEC’s rules thereunder, we are seeking an advisory vote on the compensation of the company’s named executive officers as described in the section of this proxy statement titled “Compensation Discussion and Analysis.” This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to the executive officers identified in the 2016 Summary Compensation Table presented in the Executive Compensation section of this proxy statement.

We are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the company’s stockholders APPROVE, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

We strongly urge stockholders to review our entire Compensation Discussion and Analysis, starting on page 35. Below is a summary of our outreach to stockholders since our 2015 annual meeting and the actions we have taken to respond to questions and views expressed by stockholders about executive pay:

1.	We have engaged in an extensive stockholder outreach program.

2.	We have responded to stockholder questions and views about executive compensation.

Although our stockholders have been generally supportive of our growth strategy and our overall executive compensation philosophy, a few common themes for enhancement of our executive compensation program emerged from the outreach process. We addressed stockholder views in our 2016 compensation program design by:

•	Changing the mix of our short-term incentive plans so that a higher percentage of the annual incentive award is paid out upon the achievement of quantitative goals

•	Adopting performance-based vesting (for 2017, adjusted earnings per share) for a portion of our annual equity grant

•	Undertaking an evaluation over the course of 2016, for implementation in 2017, of additional performance metrics for our executive compensation plans to reduce the emphasis on contract value growth

•	Revising the Compensation Discussion and Analysis to make it more transparent and easier to understand

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, will consider our stockholders’ concerns and will evaluate whether any actions should be taken to address those concerns.

The Board of Directors unanimously recommends a vote FOR

approval of the company’s compensation of its named

executive officers as described in this proxy statement

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In Proposal 4 above, the Board of Directors is asking stockholders to vote, on an advisory basis, to approve the compensation of the company’s named executive officers as described in this proxy statement. The company is required under Section 14A of the Exchange Act and the SEC’s rules thereunder to provide this type of advisory “say on pay” vote at least once every 3 years. In accordance with these requirements, the Board of Directors is asking stockholders, as Proposal 5 for the annual meeting, to vote, on an advisory basis, on whether future advisory votes on named executive officer compensation should occur every 1, 2, or 3 years.

After careful consideration, the Board of Directors has determined to recommend that future advisory votes on named executive officer compensation occur every 1 year (annually). Consistent with the recommendation of the Board of Directors and the stockholder vote on the frequency proposal at the 2011 annual meeting, the company has held a say on pay vote annually. Although the company’s executive compensation program is designed to promote a long-term connection between pay and performance, the company’s executive compensation disclosures are made annually. The Board of Directors continues to believe that an annual advisory vote on named executive officer compensation will allow stockholders to provide more timely feedback on the company’s compensation philosophy, objectives, and practices as disclosed in the company’s annual proxy statement.

Stockholders are not voting in this proposal to approve or disapprove the Board’s recommendation. Stockholders will be able to specify one of the four choices for this proposal on the proxy card or voting instruction form:

•	a “say on pay” advisory vote every 1 year;

•	a “say on pay” advisory vote every 2 years;

•	a “say on pay” advisory vote every 3 years; or

•	abstention from voting.

Generally, a proposal presented to stockholders, such as Proposal 5, will be approved by the affirmative vote of a majority of the votes cast at a meeting. However, because the vote on this proposal is not binding on the company or the Board of Directors, if none of the frequency options — every 1 year, every 2 years, or every 3 years — receives a majority of the votes cast, the option receiving the greatest number of affirmative votes will be considered the frequency preferred by the stockholders. Although this vote is not binding, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on named executive officer compensation will be included in the company’s annual proxy statement.

The Board of Directors unanimously recommends a vote FOR every 1 year as the frequency with which the company will hold

an advisory vote on named executive officer compensation

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ marketplace rules in determining the independence of the members of our Board of Directors. Under the marketplace rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the marketplace rules. The Board has determined that each of the following seven of our nine current directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Ms. Killefer; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt.

In assessing Mr. Kindick’s independence, the Board considered that his daughter is an employee of the company, but that she earns in the aggregate less than $120,000 and is compensated and evaluated consistent with other similarly situated employees. In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for fiscal 2016 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita Healthcare Partners Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita Healthcare Partners Inc. to the company accounted for less than 1% of the company’s total revenue for fiscal 2016 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During fiscal 2016, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the period for which they served.

During fiscal 2016, the Board of Directors met 15 times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met four times in executive session during this period. These sessions, which were attended only by the Board’s independent directors, were chaired by Mr. Kindick, our independent Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. Two of our directors attended our 2016 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisoryboardcompany.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Ms. Killefer, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with our independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and our independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under Rule 10A-3 under the Exchange Act. The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met seven times during fiscal 2016.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, and Ms. Killefer. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board of Directors on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board of Directors a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board of Directors individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met three times during fiscal 2016.

Compensation Committee.    The members of our Compensation Committee are Messrs. Grua, Kindick, Neaman, and Shapiro. Mr. Neaman serves as chair of the Compensation Committee. The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and any directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met four times during fiscal 2016.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in fiscal 2016.

During fiscal 2016, the Compensation Committee retained the services of Pearl Meyer, an independent compensation consultant, to provide the Compensation Committee with compensation data, analysis, and advice. Pearl Meyer reports to the Compensation Committee, which has the sole authority to retain, oversee, and terminate Pearl Meyer and to approve the firm’s fees and other retention terms. The Compensation Committee assessed the independence of Pearl Meyer and determined that none of the services performed by the consultant for fiscal 2016 raised any conflict of interest. Pearl Meyer does not perform any services for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

In April 2013, the Board of Directors appointed Mr. Musslewhite, who has served as a director since May 2008 and as Chief Executive Officer since September 2008, to the position of the Chairman of the Board, thereby combining the roles of Chief Executive Officer and Chairman. Mr. Kindick continues to serve as our independent Lead Director. As independent Lead Director, Mr. Kindick’s responsibilities include:

•	chairing executive sessions of the Board of Directors and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board of Directors in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

The Board of Directors believes that its current leadership structure, which combines the roles of Chief Executive Officer and Chairman while providing for an independent Lead Director, is appropriate at this time. Combining the roles of Chief Executive Officer and Chairman promotes unified leadership and direction for the Board and the executive management team, and allows for a single, clear focus for the chain of command to execute the company’s strategic initiatives and business plans. Simultaneously providing for a strong, independent Lead Director promotes effective oversight of our executive management team by an independent Board. The Board believes that the strength of its independent directors and the retention of an independent Lead Director each mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

The Board recognizes that, depending on the specific circumstances of the company, other leadership structures also might be appropriate. A Board leadership structure separating the roles of Chairman of the Board and Chief Executive Officer has served the company and its stockholders well previously and may serve them well again in the future.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the company’s risk management policies. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and our independent registered public accounting firm the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to oversee effectively the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, Neaman, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee.

Consideration of Director Candidates

Stockholder Nominations.    The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information evidencing their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

Under our bylaws, a stockholder wishing to bring any director nomination before an annual meeting of stockholders must comply with specific notice requirements. To be timely for our next annual meeting, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 1, 2018 or later than March 2, 2018. The stockholder’s notice must set forth the following information to be in proper form:

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as to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director;

•	the name and address of such stockholder, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

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a representation whether the stockholder or the beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

Evaluation of Director Candidates.    The Governance Committee identifies potential director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any time during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities.

Non-Employee Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s stock incentive plan and such other arrangements as are deemed to be appropriate. Employee directors do not receive any compensation for their service on the Board.

For each fiscal year, non-employee directors are paid an annual cash retainer of $50,000, and chairs of our Board committees receive an additional annual cash retainer of $15,000. Annual cash retainers are paid upon the completion of such directors’ annual Board service term. Additionally, for each year of their Board service, non-employee directors are granted an annual award of restricted stock units, or “RSUs,” with a grant date value of approximately $150,000; the Lead Director also receives an additional RSU award with a grant date value of $40,000 as compensation for his additional responsibilities. Annual RSU awards are granted at the beginning of each director’s annual Board service term, or immediately upon the director’s election at the annual meeting of stockholders, and vest in full upon the earlier of one year from the date of grant, or at the end of the director’s elected term of service. The RSUs awarded in June 2016 will vest in full on June 7, 2017.

The following table sets forth the compensation of our non-employee directors for fiscal 2016.

Name	Fees Earned or Paid Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$50,000	$99,238	$149,238
Peter J. Grua (2)(3)	80,000	99,238	179,238
Nancy Killefer (2)	50,000	99,238	149,238
Kelt Kindick (2)	65,000	125,706	190,706
Mark R. Neaman (2)	50,000	99,238	149,238
Leon D. Shapiro (2)	50,000	99,238	149,238
LeAnne M. Zumwalt (2)	65,000	99,238	164,238

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of RSUs awarded for fiscal 2016. The grant date fair value of the annual RSU awards was $33.91 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. At December 31, 2016, the number of unvested RSUs held by our non-employee directors was as follows: Mr. Bansal: 4,423; Mr. Grua: 4,423; Ms. Killefer: 4,423; Mr. Kindick: 5,603; Mr. Neaman: 4,423; Mr. Shapiro: 4,423; and Ms. Zumwalt: 4,423.

(2)	A total of 11,253 shares were subject to stock options held by Ms. Killefer at December 31, 2016. None of our other non-employee directors held any stock options at December 31, 2016.

(3)	Mr. Grua’s $80,000 fee includes his annual retainer of $50,000 for his service on the Board, $15,000 for his service as chair of the Compensation Committee, and $15,000 for his service as chair of our Investment Committee.

Transactions with Related Persons

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She currently serves as an executive director in the sales and marketing function of the company, and received a base salary of approximately $193,500 for fiscal 2016. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received total incentive payments of approximately $100,000 for fiscal 2016 and was awarded RSUs with a grant date fair value of approximately $90,000 on March 2, 2016 consistent with her role and performance.

Corporate Governance Principles

The company has adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisoryboardcompany.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics for Senior Financial Officers

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisoryboardcompany.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director or directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for fiscal 2016.

THE COMPENSATION COMMITTEE

Mark Neaman, Chair

Peter J. Grua

Kelt Kindick

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

In the Executive Summary, you will learn about our:

•	Stockholder outreach

•	2016 business climate and results

•	Compensation elements and our focus on pay for performance

•	Compensation design for our named executive officers, or “NEOs”

•	2016 actual compensation and realizable pay for our Chief Executive Officer, or “CEO”

•	2016 compensation decisions for our NEOs

•	Changes to our executive compensation program for 2017

Our Executive Compensation section reviews our:

•	2016 Summary Compensation Table

•	Grants of plan-based awards, outstanding equity, option exercises, and other compensation tables

•	Employment agreements and arrangements

•	Potential payments upon termination of employment or change of control

EXECUTIVE SUMMARY

Stockholder Outreach

At our annual meeting in June 2016, our stockholders had the opportunity to vote for or against the compensation of our named executive officers, known as “say on pay,” for calendar year 2015. Approximately 98% of the votes cast were for approval of our NEO compensation. We are committed to ensuring that all of our executive compensation programs are aligned with company performance and stockholder interests, and want to ensure that our stockholders understand the role of company performance in determining executive compensation.

Following our 2016 annual meeting, we continued to meet and speak with our stockholders regarding our Company’s financial performance and growth strategy, and have been open in addressing both our past and current executive compensation program and philosophy.

2016 Business Climate and Results

We strive to align business results with executive officer compensation, and design all compensation plans to meet that objective. For 2016, our business results were as follows:

•	Total company revenue increased 2.9% over 2015 to more than $800 million.

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Adjusted EBITDA and adjusted EPS continued to grow faster than revenue. We reported $188.3 million in adjusted EBIDTA, up 9.6% from 2015 but not meeting our target of $192 million. Our 2016 adjusted EPS was $1.86, in line with our target.

•	Contract value increased 2.5% over year end 2015 to $781.4 million, but did not meet our target growth of 8%.

•	We renewed member contracts at a rate of 88.7%, down slightly from the previous year.

Adjusted EBITDA and adjusted EPS are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” and therefore are considered “non-GAAP financial measures” under SEC rules. See Appendix A to this proxy statement for a reconciliation of adjusted EBITDA and adjusted EPS to the most directly comparable GAAP financial measures.

Contract value is the aggregate annualized revenue attributable to all agreements in effect at a particular date, and contract value growth represents the year-over-year growth in the annualized value of fully executed contracts.

Elements of Compensation and Pay for Performance

Our goal is to build a powerful and enduring company that produces consistently positive results for our stockholders and members. To achieve that goal, it is important that our executive compensation program serves to attract and retain highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values. Our executive compensation program is designed to reward our leadership team for delivering results and building sustainable long-term value for our stockholders by:

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tying a significant amount of executive compensation to the achievement of annual financial and strategic goals that the Compensation Committee believes will drive long-term stock price appreciation; and

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balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and both time-based and performance-based equity awards) tied to the achievement of company and individual goals.

Our executive compensation program encompasses base salary, cash incentives, and equity incentives. These three elements together constitute Total Direct Compensation, or “TDC.” The Compensation Committee uses a combination of quantitative metrics and time horizons in our incentive programs to align executive pay with company performance.

Contract value growth is an important measurement of our company’s performance. We operate under a membership-based model and generally have contracts in place for a high percentage of our total revenues over the next 12 to 36 months. Contract value is the aggregate annualized revenue attributable to all agreements in effect at a particular date, and contract value growth represents the year-over-year growth in the annualized value of fully executed contracts. Growth in contract value is a key indicator of financial performance as it is a direct reflection of the company’s renewal rates on existing contracts and sales of new memberships and is highly correlated with future accrual revenue growth.

Our 2016 NEO compensation was calibrated to actual performance, as lower performance against our contract value and adjusted EBITDA goals led to lower annual incentive pay. The total value of compensation for our executives was also affected by performance of our stock price.

Snapshot: How Compensation is Delivered to Our NEOs

Component	Philosophy	CEO Compensation for 2016
Base salary	To provide competitive base pay based on the responsibilities of the position as compared to our peer group. Base salaries are established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, external benchmarks provided by the Compensation Committee’s compensation consultant, the prior experience of the executive, and the executive’s expected contributions to company performance. Base salaries are reviewed annually in light of, among other considerations, scope of role and base salaries paid by members of our peer group. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.	Mr. Musslewhite did not receive a base pay increase for 2016.

Component	Philosophy	CEO Compensation for 2016
Annual incentives	To reward achievement of annual quantitative company goals and a mix of annual quantitative (70%) and qualitative (30%) individual goals. The portion of the cash incentive plan based on quantitative company goals measures the achievement of goals for adjusted EBITDA (28%) and contract value growth (42%) during calendar year 2016, while the portion of the plan based on individual goals rewards leadership and the achievement of company or division stretch goals over the same period.	Based on achievements of
company and individual goals
for the periods indicated, the
adjusted EBITDA portion paid
out at 50% and the contract
value portion paid out at zero.
Mr. Musslewhite elected to
forego the qualitative portion of
his annual bonus and
accordingly received a bonus at
14% of target for 2016
performance.

Annual equity

To reward performance achievement and align the majority of executive compensation to long-term value creation for our stockholders:

•   Restricted stock units, or “RSUs,” that are performance-based because the value at time of grant is based on achievement of contract value growth metrics

•  Stock options, where long-term value is based on gains in stock price over time

For 2015, the contract value
growth goal was not achieved
and in 2016 Mr. Musslewhite
received an award composed of
0% RSUs and 100% stock
options. The stock option award
was 50% time-based and 50%
performance based, vesting on
the achievement of stock price
targets.

Equity payouts consider performance against quantitative goals, but afford the Compensation Committee negative discretion to consider total payout levels against performance each year.

2014 supplemental long-term incentive plan	Our special long-term incentive was granted in 2014 under the “2014 LTIP” and was designed to drive transformational growth. The plan set vesting thresholds for both growth in contract value and stock price ($75, $90, and $105 per share).	The performance vesting conditions for the 2014 LTIP supplemental award were not met for 2016.

Our compensation programs relating to 2016 reflected the Compensation Committee’s objectives of focusing our NEOs on strategic objectives and stockholder value creation, reinforcing the connection between pay and performance, and compensating executives, on a target basis, at a market rate competitive with the median for each pay element and median level for total compensation levels of our peer companies. In pursuing these objectives, the Compensation Committee:

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Retained an independent compensation consultant, Pearl Meyer, to provide data, analysis, and advice that included a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers

•	Reviewed the performance of all executive officers and determined total compensation, with guidance from its independent consultant, consistent with our overall compensation philosophy

•	Maintained base salaries for the NEOs at 2015 levels (which are unchanged from 2014)

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Awarded annual cash bonuses that reflected the company’s adjusted EBITDA and contract value performance (exclusive of the contract value attributable to acquisitions completed during 2015), with annual bonus payouts at 14% of target

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Granted a mix of 0% RSUs and 100% stock options to all NEOs. In any year, the RSU portion of any stock grants are performance-based awards contingent on exceeding the contract value growth performance threshold for the prior year. As the contract-value targets were not met, the NEOs did not receive RSUs. A portion of the stock option grants for each NEO were made with performance vesting conditions dependent on the achievement of stock price thresholds

CEO Total Direct Compensation at a Glance

A substantial portion of our CEO’s compensation is tied to the achievement of performance goals. The chart below illustrates Mr. Musslewhite’s total direct compensation for the past five calendar years. The TDC values include base salary paid in the calendar year, annual bonus earned in the calendar year, and the grant date fair value of equity awards in the calendar year. The amount for 2014 also includes a special long-term performance grant valued at $5.4 million. Because of the 2014 LTIP’s ambitious goals, 0% of the award had been earned through December 31, 2016.

How Realizable Compensation Differs from the 2016 Summary Compensation Table and TDC for our CEO

The amounts shown in the 2016 Summary Compensation Table following this Compensation Discussion and Analysis include the estimated grant date fair value of long-term incentive awards. This estimated value often differs significantly from the value actually received or realized by our named executive officers. To properly assess pay-for-performance alignment, we look at realizable compensation, which reflects the actual current value of long-term incentive awards from prior years. Because variable compensation represents such a high percentage of our NEOs’ pay, realizable compensation has the added benefit of demonstrating the impact that company performance has on total direct compensation and our compensation program’s ultimate degree of alignment with stockholder interests.

Mr. Musslewhite’s total direct compensation saw a one-time increase in 2014 due to the grant date fair value of the special one-time award under the 2014 LTIP. Our CEO’s realizable total direct compensation for 2015 and 2016 decreased significantly from 2014 because he did not receive any special awards and because his incentive payment was lower due to business performance.

Mr. Musslewhite’s realizable total direct compensation for 2016 was well below the median compared to our peer group:

CEO 2016 Realizable Total Direct Compensation

Target TDC + Grant Value includes: (i) base salary + (ii) annual incentive target for performance year + (iii) grant value of restricted stock + (iv) grant value of stock options + (v) grant value of performance shares.

Realizable Value includes: (i) base salary + (ii) annual incentive payout for performance year + (iii) value of restricted stock as of valuation date + (iv) intrinsic value of stock options as of valuation date + (v) value of performance shares reflecting performance to date (performance period is ongoing).

Peer Group Median TDC Grant Value includes: (i) base salary + (ii) annual incentive payout for performance year + (iii) grant value of restricted stock + (iv) grant value of stock options + (v) grant value of performance shares.

Realizable equity value is valued as of December 30, 2016 based on the closing price of our common stock of $33.25 on that date, as reported on the NASDAQ Global Select Market.

2016 Compensation Decisions for NEOs

The Compensation Committee refers to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. The Compensation Committee evaluates each component of compensation together with total overall compensation and considers internal factors that may cause us to target a particular element of an executive’s compensation. These internal factors include the executive’s operating responsibilities, management level, and special contribution for the period in question.

Base Salary:    Based on the Compensation Committee’s review of the foregoing factors, the base salaries of all named executive officers in 2016 remained unchanged from 2015.

Named Executive Officer	Title	Base Salary
Robert W. Musslewhite	Chief Executive Officer	$650,000
Michael T. Kirshbaum	Chief Financial Officer	$375,000
David L. Felsenthal	President	$475,000
Cormac F. Miller	Chief Product Officer	$350,000
Richard A. Schwartz	Executive Vice President	$425,000

Annual Incentive Compensation:    In determining the annual incentive compensation of our Chief Executive Officer and our other named executive officers applicable to 2016, the Compensation Committee took into consideration financial and non-financial objectives with respect to the particular named executive officer. For 2016, NEO performance was measured based on a mix of quantitative company goals incorporating performance-based business metrics (70%) and quantitative and qualitative goals evaluated in a personal leadership assessment (30%). Actual annual incentive awards were based on levels of achievement against these goals and can range from 0% of target to 171% of target.

Our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals that were approved by the Compensation Committee for each of our named executive officers (which are described below under “Factors Considered in Awards” for each named executive officer) other than himself. The review included a personal leadership assessment, which considered achievement by each officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the Chief Executive Officer, the Compensation Committee reviewed the quantitative and qualitative goals for Mr. Musslewhite and considered information relating to his individual performance from other members of the company’s senior management. Information about the factors considered when determining award payout, each executive’s annual incentive opportunity, and actual annual incentive award payouts are presented below.

Performance-based Targets (70%)

We value the link between performance and payout. In establishing the annual incentive component relating to 2016, the quantitative company financial metrics against which our executives were measured included adjusted EBITDA performance and contract value growth for calendar year 2016, compared with the metrics for the prior year. The Compensation Committee utilized these quantitative company performance metrics because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the company’s business performance. The specific payout levels of the portion of the incentive compensation based on these metrics were determined by reference to the following:

Metric	Weighting	Achievement Level	Payout as a Percent of Target	Target	Actual
Adjusted EBITDA	28%	Well Below Target ($188MM)	50%	$192 million	$188 million
		Below Target ($190MM)	75%		(50% payout)
		Target ($192MM)	100%
		Above Target ($194MM)	125%
		Well Above Target ($196MM)	150%
Contract value growth	42%	Below 4%	0%	8% growth	2.5% growth
		Well below target (4%):	50%		(0% payout)
		Below target (6%):	75%
		Target (8%):	100%
		Above target (10%):	125%
		Well above target (12%):	150%
		Shatter the plan (15%):	200%
Overall % of Target Payout					24%

Personal Leadership Assessment (30%)

The personal leadership assessment included a 360-degree review to take into account both what was accomplished and how it was accomplished. Individual goals are graded on a five-point scale (well below target to well above target) to differentiate performance level and determine payout. Each NEO is measured against goals in the areas of financial and growth strategy, operational execution, talent management, and other factors noted below. In light of the company’s overall performance, Messrs. Musslewhite, Felsenthal, Kirshbaum, Miller, and Schwartz volunteered to forego the qualitative portion of their 2016 bonus payout. Therefore, with respect to the qualitative portions of the annual incentive, no amounts were earned, as each NEO declined consideration of that aspect of the incentive before the Compensation Committee’s final determination of the overall annual incentive calculation.

Individual goals relating to the compensation decisions for 2016 compensation for each NEO included the following:

Name	Title	Goals
Robert W. Musslewhite	Chief Executive Officer	Manage product expansion and operational improvements, achieve financial and key business goals, drive success of strategic plans, grow senior executive and management talent

Michael T. Kirshbaum	Chief Financial Officer	Achieve financial targets, manage accounting risk, maintain investor relations and shareholder relationships, manage and grow financial talent

David L. Felsenthal	President	Achieve financial and key business goals, drive success of strategic plans, grow senior executive and management talent

Cormac F. Miller	Chief Product Officer	Identify next-generation “go to market” strategies, drive effectiveness of technology organization

Richard A. Schwartz	Executive Vice President	Deliver strategic value and membership growth through service delivery, integrate consulting practice, drive member value

Factors Considered in Awards

Based on the factors, weightings, and metrics described above, the achievement levels and corresponding payouts for the NEOs were as follows:

Name	Title	Target Annual Incentive (Percentage of Base Salary)	Target Annual Incentive Amount	Quantitative Factors (70%) – Achievement	Qualitative Factors (30%) – Achievement	Total Payout – Achievement	Actual Annual Incentive Amount
Robert W. Musslewhite	Chief Executive Officer	100%	$650,000	20%	—	14%	$91,000
Michael T. Kirshbaum	Chief Financial Officer	60%	$225,000	20%	—	14%	$31,500
David L. Felsenthal	President	90%	$425,000	20%	—	14%	$59,500
Cormac F. Miller	Chief Product Officer	50%	$175,000	20%	—	14%	$24,500
Richard A. Schwartz	Executive Vice President	41%	$175,000	20%	—	14%	$24,500

Long-term Incentive Compensation:    A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. In general, as executive seniority levels increase, more weight is placed on stock-based compensation.

Stock-based awards were made to each of the named executive officers in the spring of 2016. The Compensation Committee designed our long-term incentive plans so that a performance element tied to achievement of contract value growth targets determines the amount of RSUs awarded to each officer. Because contract value targets were not achieved in 2015, the Compensation Committee did not award RSUs to the NEOs in 2016. In approving stock-based grants awarded in 2016, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on an evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact of the awards on the company’s overall equity plan and number of shares outstanding.

To facilitate better alignment with stockholder interests and as an initial step to reducing the overemphasis on contract value, the Compensation Committee included a performance-based vesting requirement as a part of our regular annual awards (rather than adding an additional special long-term equity grant). For 2016, 100% of the regular equity award was granted as stock options, which were split into a time-based portion and a performance-based portion. The time-vested options will vest 25% per year commencing one year from the grant date. The performance-based options vest based on achievement of two stock price performance thresholds, with 50% vesting upon achievement of a 25% increase in share price from the grant date and the remaining 50% upon achievement of a 40% increase in share price. The share price must stay at or above the required threshold for 20 of 30 consecutive trading days and may not vest before at least a year has passed from the grant date. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below.

Equity Vehicle	% of Total Target Grant	Features that Support Shareholder Alignment
Stock options	Approximately 40%	• Stock options provide the holder with a strong performance-based incentive, since the value of a stock option depends on an increase in our stock price from the price on the grant date.

Restricted stock units	Approximately 60% (if performance conditions are met)

•    RSUs are performance-based, and are not awarded unless the company meets a certain threshold of contract value growth. The value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

•    The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the grant date.

Grants of stock-based awards to our named executive officers generally are made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the grant date, as reported on the NASDAQ Global Select Market.

The company calculates the fair value of the time-based stock option awards on the grant date using the Black-Scholes model. The performance-based stock options were calculated using the Monte-Carlo model. The calculations were based on the grant date closing price of the company’s common stock of $28.20, as reported on the NASDAQ Global Select Market.

	Performance- Based Stock Options	Time-Based Stock Options	Grant Date Value
Robert W. Musslewhite	139,900	152,552	$2,990,000
Michael T. Kirshbaum	16,800	63,776	$805,000
David L. Felsenthal	74,800	163,264	$2,400,000
Cormac F. Miller	22,500	61,224	$840,000
Richard A. Schwartz	30,400	66,328	$975,000

Changes to Executive Pay for 2017

Base Salaries:    Based on recommendations from Pearl Meyer and the consideration that NEO base salaries have not been adjusted upwards in over three years, the Compensation Committee elected to make market adjustments to NEO base salaries for 2017 in line with our peer group of companies.

Annual Cash Incentives:    The Compensation Committee elected to add a third metric, adjusted EPS, to the officer incentive grids for 2017. In addition to adjusted EBITDA and contract value growth, adjusted EPS will be measured on an annual basis. The new mix will reflect a 70% weighting of quantitative business metrics as follows: 30% adjusted EBITDA; 20% contract value growth; and 20% adjusted EPS. The change in mix was designed to provide greater alignment with our core financial metrics, while continuing to ensure that our leadership team is focused on key strategic and operational initiatives.

Equity Incentives: The Compensation Committee included a performance-based vesting requirement as a part of the regular annual equity grant. For 2017, 30% of the regular equity award was granted as stock options, and 70% of the award granted as performance-based RSUs. One-half of the performance-based RSUs will vest on the second anniversary of the grant date based on the aggregate adjusted EPS for fiscal years 2017 and 2018, and one-half of the performance-based RSUs will vest on the third anniversary of the grant date based on the aggregate adjusted EPS for fiscal years 2017, 2018, and 2019.

EXECUTIVE COMPENSATION

References in columns of the tables below to “2014T” refer to the 2014 transition period, which was the nine-month period from April 1, 2014 through December 31, 2014.

2016 Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered in fiscal 2016, fiscal 2015, the 2014 transition period, and fiscal 2014 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (6)	Option Awards (7)	Non-Equity Incentive Plan Compensation (8)	All Other Compensation (9)	Total
Robert W. Musslewhite (1)	2016	$650,000	$—	$2,923,389	$91,000	$32,075	$3,696,464
Chief Executive Officer	2015	650,000	1,554,736	1,435,172	448,500	11,700	4,100,108
	2014T	487,500	2,181,256	5,945,046	682,500	11,197	9,307,499
	2014	641,667	1,637,920	1,266,878	773,500	12,551	4,332,516
Michael T. Kirshbaum (2)	2016	375,000	—	796,533	31,500	15,600	1,218,633
Chief Financial Officer	2015	375,000	360,051	240,004	149,400	9,750	1,134,205
	2014T	272,917	471,466	1,005,184	220,860	9,086	1,979,513
	2014	325,000	377,982	292,340	267,750	9,324	1,272,396
David L. Felsenthal (3)	2016	475,000	—	2,363,695	59,500	26,652	2,924,847
President	2015	475,000	882,071	814,180	335,750	11,700	2,518,701
	2014T	356,250	1,351,270	3,448,565	446,250	11,105	5,613,440
	2014	470,833	1,033,418	799,331	505,750	13,093	2,822,425
Cormac F. Miller (4)	2016	350,000	—	829,720	24,500	18,800	1,223,020
Chief Product Officer	2015	350,000	329,281	248,356	120,750	9,100	1,057,487
	2014T	262,500	425,286	888,137	175,875	9,004	1,760,802
	2014	350,000	350,983	271,474	171,000	10,024	1,153,481
Richard A. Schwartz (5)	2016	425,000	—	960,398	24,500	39,300	1,449,198
Executive Vice President	2015	425,000	328,854	303,592	120,750	11,050	1,189,246
	2014T	318,750	426,106	917,504	183,750	10,897	1,857,007
	2014	425,000	350,983	271,474	178,500	12,134	1,238,091

(1)	Mr. Musslewhite’s salary for fiscal 2016, fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $650,000. Mr. Musslewhite’s salary for fiscal 2014 reflects salary at an annual rate of $600,000 for the period from April 1, 2013 through May 31, 2013, and $650,000 for the period from June 1, 2013 through March 31, 2014.

(2)	Mr. Kirshbaum’s salary for fiscal 2016 and fiscal 2015 reflects salary at an annual rate of $375,000. Mr. Kirshbaum’s salary for the 2014 transition period reflects salary at an annual rate of $325,000 for the period from April 1, 2014 through May 31, 2014, and $375,000 for the period from June 1, 2014 through December 31, 2014. Mr. Kirshbaum’s salary for fiscal 2014 reflects salary at an annual rate of $325,000 for the period from April 1, 2013 through March 31, 2014.

(3)	Mr. Felsenthal’s salary for fiscal 2016, fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $475,000. Mr. Felsenthal’s salary for fiscal 2014 reflects salary at an annual rate of $450,000 for the period from April 1, 2013 through May 31, 2013, and $475,000 for the period from June 1, 2013 through March 31, 2014.

(4)	Mr. Miller’s salary for fiscal 2016, fiscal 2015 and for the 2014 transition period reflects salary at an annual rate of $350,000. Mr. Miller’s salary for fiscal 2014 reflects salary at an annual rate of $350,000 for the period from April 1, 2013 through March 31, 2014.

(5)	Mr. Schwartz’s salary for fiscal 2016, fiscal 2015, the 2014 transition period, and fiscal 2014 reflects salary at an annual rate of $425,000.

(6)	Amounts reflect the aggregate grant date fair value of stock awards granted in fiscal 2016, fiscal 2015, the 2014 transition period, and fiscal 2014. The amounts shown for the 2014 transition period include restricted stock units and performance-based restricted stock units. For performance-based restricted stock units, the grant date fair value is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value assuming achievement of maximum performance under the performance-based restricted stock units is as follows: Mr. Musslewhite, $597,177; Mr. Kirshbaum, $91,870; Mr. Felsenthal, $338,783; Mr. Miller, $80,388; and Mr. Schwartz, $84,215, assuming in each case that the company sustains a stock price of $105.00 per share and contract value of $1.08 billion for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious vesting thresholds for stock price and contract value growth. The performance period for the performance-based RSUs is April 1, 2014 through March 31, 2019. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for fiscal 2016 included in our 2016 Form 10-K.

(7)	Amounts reflect the aggregate grant date fair value of option awards granted in fiscal 2016, fiscal 2015, the 2014 transition period, and fiscal 2014. The amounts shown for fiscal 2016 and the 2014 transition period include options and performance-based options. For performance-based options, the grant date fair value is based on the probable outcome of the market conditions at the time of the grant. For fiscal 2016, the grant date fair value assuming achievement of maximum performance under the performance-based options is as follows: Mr. Musslewhite, $1,428,379; Mr. Kirshbaum, $171,528; Mr. Felsenthal, $763,708; Mr. Miller, $229,725; and Mr. Schwartz, $310,384, assuming that the company achieves the required sustained stock price. The performance period for these options is March 2, 2016 through March 2, 2017. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for fiscal 2016 included in our 2016 Form 10-K. For the 2014 transition period, the grant date fair value assuming achievement of maximum performance under the performance-based options is as follows: Mr. Musslewhite, $4,889,018; Mr. Kirshbaum, $752,156; Mr. Felsenthal, $2,773,581; Mr. Miller, $658,132; and Mr. Schwartz, $689,479, assuming that the company sustains a stock price of $90.00 per share and contract value of $1.08 billion for two consecutive calendar quarters or sustains a stock price of $105.00 per share and contract value of $975 million for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious vesting thresholds for stock price and contract value growth. The performance period for the performance-based options is April 1, 2014 through March 31, 2019. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for fiscal 2016 included in our 2016 Form 10-K.

(8)	The amounts shown for fiscal 2016 reflect amounts earned for performance from January 1, 2016 through December 31, 2016, which were paid in March 2017. The amounts shown for fiscal 2015 reflect amounts earned for performance from January 1, 2015 through December 31, 2015, which were paid in March 2016. The amounts shown for the 2014 transition period reflect amounts earned for performance from January 1, 2014 through December 31, 2014, which were paid in June 2015. The amounts shown for fiscal 2014 reflect amounts earned for performance from January 1, 2013 through December 31, 2013, which were paid in June 2014.

(9)	Includes matching contributions to the 401(k) plan for each named executive officer. For Mr. Schwartz, the amount includes $6,800 as a matching contribution made under our 401(k) and $32,500 paid to Mr. Schwartz as part of a minimum cash compensation arrangement.

Compensation Framework: Policies and Process

Oversight and Governance of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible to guide and oversee the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the other named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the

Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee is responsible for setting the company’s executive compensation philosophy; reviewing the company’s peer group of companies with respect to which market competitive assessments are made; and providing advice on the types, levels, and design of compensation included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee has retained the services of Pearl Meyer, an independent compensation consultant, to provide the Compensation Committee with compensation data, analysis, and advice. Pearl Meyer reports to the Compensation Committee, which has the sole authority to retain, oversee, and terminate Pearl Meyer and to approve the firm’s fees and other retention terms. The Compensation Committee assessed the independence of Pearl Meyer and determined that none of the services performed for 2016 raised any conflict of interest.

Our Peer Group

To begin the compensation review process relating to 2016, the Compensation Committee reviewed the company’s current peer group to determine if revisions were needed based on changes affecting either the company or any of the peer group companies. Our process focused on reviewing companies within related industries that generally fell within one-third to three times our revenue and market capitalization, as we have sought to develop a peer group that balances industry focus and revenue size, among other considerations. The listing of potential peers included companies identified as our peers by Institutional Shareholder Services, Glass Lewis, and various equity analysts and was further defined based on business scope (with an emphasis on software-based businesses to reflect our growing focus in that area), end-market comparability, and the competitive market for talent.

Based on key metrics for the current peer group and guidance from Pearl Meyer, the Compensation Committee removed MedAssets, Inc., from the list of peer companies because it is no longer a publicly traded company. All peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and a business model similar to that of our company. As revised, the peer group consists of the following companies:

athenahealth, Inc.	MAXIMUS, Inc.
Blackbaud, Inc.	Medidata Solutions, Inc.
CEB, Inc.	Navigant Consulting, Inc.
CoStar Group, Inc.	Premier, Inc.
Healthways, Inc.	Quality Systems, Inc.
Huron Consulting Group Inc.	The Ultimate Software Group, Inc.
K12 Inc.	WebMD Health Corp.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the committee’s efforts to align target total executive compensation at the median of our peers, which would afford our NEOs the opportunity to earn an above-target level of compensation for superior performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the company’s performance failed to meet expectations.

Stock Ownership Guidelines

The Compensation Committee believes that our company’s goal of aligning the interests of our named executive officers with the interests of our stockholders is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. To facilitate this alignment, the Compensation Committee in March 2011 adopted stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a value represented by a multiple of each executive officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective on April 1, 2011, require individuals to be in compliance by April 1, 2017 and to hold at least 25% of the net after-tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met. In March 2017, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and determined that the holdings of all such officers and directors exceed their target ownership levels. The company’s policy statement on insider trading compliance prohibits employees from engaging in any hedging transactions in the company’s stock.

Position	Target Stock Ownership	Actual Stock Ownership (1)
Chief Executive Officer	Four times annual base salary	Twenty-four times annual base salary
President	Three times annual base salary	Nine times annual base salary
Chief Financial Officer	Two times annual base salary	Seven times annual base salary
Other Executive Officers	One times annual base salary	Three to four times annual base salary
Non-Employee Directors	Three times annual retainer or other annual base cash compensation	Average of twenty-six times annual retainer

(1)	Actual Stock Ownership was calculated on March 1, 2017 assuming a stock price of $45.85, which was the closing price of our common stock on that date, as reported on the NASDAQ Global Select Market.

Other Benefits

The named executive officers participate in the same company-wide benefit plans as all of our other full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a competitive salary, bonus, and long-term incentive award than to maintain costly retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Some members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have limited the number and value of executive perquisites. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are restricted to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for our Chief Executive Officer and our three other most highly paid executive officers (other than our Chief Financial Officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options are designed to qualify for exclusion from this limitation so as to be deductible. Although other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section  162(m) because the committee wishes to retain flexibility in the administration of our executive compensation program.

Employment and Termination Agreements

Employment Agreements with Messrs. Musslewhite and Felsenthal

Effective on April 3, 2013, the company entered into an amended and restated employment agreement with each of Messrs. Musslewhite and Felsenthal. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. In addition, Mr. Felsenthal’s agreement was amended to provide that he would be appointed to serve as a member of the Board of Directors effective on April 2, 2013, and that his continued service as a member of the Board of Directors will be subject to any required stockholder approval. The initial term of employment of each executive under his amended employment agreement ended on August 31, 2014, but the employment term automatically renews for additional periods of one year, unless either the executive or the company gives the other party written notice at least one year prior to the last day of the then-current term, in which event the term will not be extended beyond the then-current term.

The amended and restated employment agreements supersede the executives’ prior employment agreements with the company. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in their prior employment agreements, except as described below under “Severance and Change of Control Arrangements” and in the Executive Compensation section of this proxy statement under “Employment Agreements and Arrangements” and “Potential Payments Upon Termination of Employment or Change of Control.” Mr. Musslewhite and Mr. Felsenthal are entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. During their employment with us and for two years following the termination of their employment, Mr. Musslewhite and Mr. Felsenthal are and will be subject to certain non-solicitation and non-competition restrictions. The terms of Mr. Musslewhite’s and Mr. Felsenthal’s amended and restated employment agreements are discussed in further detail below under “Potential Payments Upon Termination of Employment or Change of Control.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without “cause” or the executive terminates his employment with us for “good reason,” each as defined in the agreements.

In the event of a change of control of the company, each executive’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control. We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The amended and restated employment agreements of Messrs. Musslewhite and Felsenthal eliminated the provisions included in their prior employment agreements that obligated the company to provide a gross-up payment to the executive in the event that any payment, benefit, or distribution by the company to the executive following a change of control would be subject to excise taxes under Section 4999 or Section 280G of the Internal Revenue Code. The amended and restated employment agreements provide instead that such payments in connection with a change of control would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the payments. In discussions with the Compensation Committee, Messrs. Musslewhite and Felsenthal each agreed to eliminate the tax gross-up provisions from their respective employment agreements as a matter of good corporate governance and in light of the manner in which compensation practices with respect to such gross-up provisions have evolved in recent years. The specific severance benefits payable to our named executive officers are set forth in the Executive Compensation section of this proxy statement under “Potential Payments Upon Termination of Employment or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Our Compensation Committee has adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years after the change of control. In addition, under the policy, any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of RSUs and stock options to the named executive officers in fiscal 2016 under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Target ($)	Maximum ($)
Robert W. Musslewhite
Annual incentive		650,000	1,014,000
Performance option award	3/2/2016			—	139,900	28.20	1,428,379
Stock option award	3/2/2016			—	152,552	28.20	1,495,010
Michael T. Kirshbaum
Annual incentive		225,000	351,000
Performance option award	3/2/2016			—	16,800	28.20	171,528
Stock option award	3/2/2016			—	63,776	28.20	625,005
David L. Felsenthal
Annual incentive		425,000	663,000
Performance option award	3/2/2016			—	74,800	28.20	763,708
Stock option award	3/2/2016			—	163,264	28.20	1,599,987
Cormac F. Miller
Annual incentive		175,000	273,000
Performance option award	3/2/2016			—	61,224	28.20	599,995
Stock option award	3/2/2016			—	22,500	28.20	229,725
Richard A. Schwartz
Annual incentive		175,000	273,000
Performance option award	3/2/2016			—	30,400	28.20	310,384
Stock option award	3/2/2016			—	66,328	28.20	650,014

(1)	Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for fiscal 2016 as previously described under “Executive Summary—2016 Compensation Decisions for NEOs—Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for the performance period that includes fiscal 2016 have been determined and were paid in March 2017, and are included in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table above.

(2)	Officers did not receive RSU grants for 2016

(3)	Performance option awards granted on March 2, 2016 consist of options to purchase shares of the company’s common stock that vest based on the achievement of performance criteria as described in the “Long-term Incentive” section above. Stock option awards granted on March 2, 2016 consist of options to purchase shares of the company’s common stock that vest in four equal annual installments based on the achievement of performance criteria.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for fiscal 2016 included in our 2016 Form 10-K.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at December 31, 2016.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert W. Musslewhite		22,000	—		16.58	4/27/2017
		44,220	—		24.23	4/15/2018
	(2)	—	152,552		28.20	3/2/2023
		37,708	—		43.83	4/17/2017
		37,708	—		43.83	4/17/2019
	(3)	23,254	23,254		47.87	4/18/2020
		46,508	—		47.87	4/18/2018
	(4)	—	353,892		51.43	6/23/2021
	(5)	21,306	63,918		53.42	4/10/2022
	(6)	28,806	28,806		57.83	4/11/2021
	(7)			139,900	28.20	3/2/2023
	(8)								37,916	1,260,707
	(9)						8,554	284,421
	(10)						13,696	455,392
	(11)						21,828	725,781
Michael T. Kirshbaum		12,004	—		24.23	4/15/2018
	(2)	—	63,776		28.20	3/2/2023
		8,612	—		43.83	4/17/2019
		8,612	—		43.83	4/17/2017
	(3)	5,366	5,366		47.87	4/18/2020
		10,732	—		47.87	4/18/2018
	(4)	—	54,445	—	51.43	6/23/2021
	(5)	3,563	10,689		53.42	4/10/2022
	(6)	6,902	6,902		57.83	4/11/2021
	(7)	—	—	16,800	28.20	3/2/2023
	(8)								5,833	193,947
	(9)						1,974	65,636
	(10)						3,282	109,127
	(11)						5,055	168,079
David L. Felsenthal		32,000	—		16.58	4/27/2017
		32,216	—		24.23	4/15/2018
	(2)	—	163,264		28.20	3/2/2023
		24,040	—		43.83	4/17/2017
		24,040	—		43.83	4/17/2019
	(3)	14,672	14,672		47.87	4/18/2020
		29,344	—		47.87	4/18/2018
	(4)	—	200,766		51.43	6/23/2021
	(5)	12,087	36,261		53.42	4/10/2022
	(6)	18,412	18,412		57.83	4/11/2021
	(7)			74,800	28.20	3/2/2023
	(8)								21,510	715,208
	(9)						5,397	179,450
	(10)						8,754	291,071
	(11)						12,384	411,768

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Cormac F. Miller		6,000	—		16.58	4/27/2017
		11,372	—		24.23	4/15/2018
	(2)	—	61,224		28.20	3/2/2023
		8,160	—		43.83	4/17/2017
		8,160	—		43.83	4/17/2019
		9,966			47.87	4/18/2018
	(3)	4,983	4,983		47.87	4/18/2020
	(4)	—	47,639		51.43	6/23/2021
	(5)	3,687	11,061		53.42	4/10/2022
	(6)	6,274	6,274		57.83	4/11/2021
	(7)			22,500	28.20	3/2/2023
	(8)								5,104	169,708
	(9)						1,833	60,947
	(10)						2,982	99,152
	(11)						4,623	153,715
Richard A. Schwartz		11,372	—		24.23	4/15/2018
	(2)	—	66,328		28.20	3/2/2023
		8,484	—		43.83	4/17/2017
		8,484	—		43.83	4/17/2019
	(3)	4,983	4,983		47.87	4/18/2020
		9,966	—		47.87	4/18/2018
	(4)	—	49,908		51.43	6/23/2021
	(5)	4,507	13,521		53.42	4/10/2022
	(6)	6,220	6,220		57.83	4/11/2021
	(7)			30,400	28.20	3/2/2023
	(8)								5,347	177,788
	(9)						1,833	60,947
	(10)						2,956	98,287
	(11)						4,617	153,515

(1)	Market value shown is equal to the closing market price of our common stock of $33.25 on December 30, 2016, as reported on the NASDAQ Global Select Market.

(2)	Unexercisable stock options vest on March 2, 2017.

(3)	Unexercisable stock options vest on April 18, 2017.

(4)	Stock options vest if performance conditions are met under the special long-term incentive program as described in the Compensation Discussion and Analysis section of this proxy statement under “Executive Summary—Elements of Compensation and Pay for Performance—Snapshot: How Compensation is Delivered to Our NEOs.”

(5)	Unexercisable stock options vest on April 10, 2017, April 10, 2018, and April 10, 2019.

(6)	Unexercisable stock options vest on April 11, 2017 and April 11, 2018.

(7)	Unexercisable stock options vest on March 2, 2017 upon the achievement of certain stock price performance measures.

(8)	RSUs vest if performance conditions are met under the special long-term incentive program described under “Executive Summary—Elements of Compensation and Pay for Performance—Snapshot: How Compensation is Delivered to Our NEOs.”

(9)	Unvested RSUs vest on April 18, 2017.

(10)	Unvested RSUs vest in equal increments on April 11, 2017 and April 11, 2018

(11)	Unvested RSUs vest in equal increments on April 10, 2017, April 10, 2018, and April 10, 2019.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in fiscal 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
Robert W. Musslewhite	186,220	3,176,625	31,576	1,032,112
Michael T. Kirshbaum	37,504	576,047	7,332	239,583
David L. Felsenthal	—	—	19,574	639,268
Cormac F. Miller	12,500	210,614	6,791	221,934
Richard A. Schwartz	—	—	6,852	223,969

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the closing price of the common stock on the exercise date as reported on the NASDAQ Global Select Market and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

Non-qualified Deferred Compensation

In April 2013, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Executive Nonqualified Excess Plan of The Advisory Board Company, an unfunded, nonqualified deferred compensation plan benefitting a select group of management or highly compensated employees of the company, including our named executive officers. The deferred compensation plan is an account-based plan that allows participants to voluntarily defer the payment of current compensation to future years and that is intended to restore employee and company matching contributions under our 401(k) plan that are restricted by limitations under the Internal Revenue Code. The plan permits each participant to defer up to 75% of his base salary and up to 100% of his service bonus and performance-based compensation, which amounts would be credited to a participant deferral account established for each participant. The plan also permits the company to make discretionary company contributions and other contributions to an individual’s participant deferral account. In addition, for any year in which a participant makes a deferral election under our 401(k) plan in excess of 4% of the participant’s eligible compensation, the company will credit that person’s participant deferral account with a 401(k) restoration amount equal to the matching contribution the participant would have received under the 401(k) plan, determined as if the 401(k) plan could take into account compensation in excess of amounts permitted under the Internal Revenue Code.

Amounts in a participant’s account with respect to a voluntary deferral of compensation or a 401(k) restoration amount always will be fully vested. Amounts credited to a participant deferral account with respect to discretionary company contributions will vest upon the first to occur of the following events (each as defined in the plan): (1) the participant’s attaining normal retirement age; (2) the participant’s death or disability; (3) a “change in control event” affecting the company; or (4) 25% after one year of service with the company, 50% after two years of service with the company, 75% after three years of service with the company, and 100% after four years of service with the company. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of such alternatives available under the deferred compensation plan. A participant may receive distributions from the plan in the following circumstances (each as defined in the plan): (1) the participant’s separation from service; (2) the participant’s death or disability; (3) for in-service or education distributions on dates specified by the participant; (4) the occurrence of an unforeseeable emergency; or (5) a “change in control event” affecting the company. Payments will be made in a lump sum, except that a participant may elect to receive annual installments over a term not to exceed five years (for separation from service prior to the participant’s completion of ten years of service with the company) or ten years (for separation of service on or after the participant’s completion of ten years of service with the company).

The table below provides information about the deferred compensation plan with respect to fiscal 2016.

Name	Executive contributions in 2016 ($) (1)	Registrant contributions in 2016 ($)	Aggregate earnings in 2016 ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2016 ($)
Robert W. Musslewhite	166,292	4,810	79,468	—	962,034
Michael T. Kirshbaum	—	2,860	575	—	7,654
David L. Felsenthal	—	4,810	2,149	—	17,074
Cormac F. Miller	—	2,210	670	—	8,229
Richard A. Schwartz	—	4,160	1,605	—	14,696

(1)	The amount of the contributions made by Mr. Musslewhite, as reported above, also is included in his compensation reported under the 2016 Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.” The company also permits executives to defer receipt of restricted stock units awarded under its 2009 stock incentive plan. None of our named executive officers elected to defer receipt of any restricted stock units that vested in fiscal 2016.
(2)	Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the 2016 Summary Compensation Table above, as the earnings do not represent preferential or above-market earnings.

Potential Payments Upon Termination of Employment or Change of Control

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on December 31, 2016, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date as reported on the NASDAQ Global Select Market. These benefits are in addition to benefits available before the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board of Directors determines to be appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Because of the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those presented below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then-current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

As discussed below, the amounts shown as payable to Messrs. Kirshbaum, Miller, and Schwartz assume that a severance and change of control plan adopted on March 10, 2017 in which such officers participate was in effect as of December 31, 2016.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 stock incentive plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 stock incentive plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award will be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events:

•	the acquisition of 50% of the securities of the company by an individual, entity, or group;

•

the consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and

•

approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement.    The amended and restated employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”:

•	a lump-sum payment equal to two times Mr. Musslewhite’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the year in which his employment terminates, referred to as the “Prior Fiscal Year,” or (b) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•

the automatic vesting of all stock-based awards made to Mr. Musslewhite on or after May 20, 2008 and before April 3, 2013, which will become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date;

•	the automatic vesting, as of the day immediately preceding the termination date, of all stock-based awards made to Mr. Musslewhite on or after April 3, 2013; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Musslewhite’s termination of employment.

The amended and restated employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Musslewhite eliminated the company’s obligation to provide a gross-up payment to Mr. Musslewhite in the event that any payment, benefit, or distribution by the company to Mr. Musslewhite following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Musslewhite in connection with the change of control payments. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or when Mr. Musslewhite terminates employment for “good reason” after the change of control. Further, Mr. Musslewhite’s equity awards will become fully vested if his employment is terminated by the company without cause or if he terminates employment for “good reason” after the change of control but before the first anniversary of the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term;

•

the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite ceasing to serve as the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite ceasing to serve on the Board of Directors or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Musslewhite to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement.    The amended and restated employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”:

•	a lump-sum payment equal to two times Mr. Felsenthal’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Felsenthal’s annual incentive bonus actually earned for the Prior Fiscal Year or (b) Mr. Felsenthal’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•	the automatic vesting and exercisability of all of Mr. Felsenthal’s stock-based awards; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Felsenthal’s termination of employment.

The amended and restated employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Felsenthal eliminated the company’s obligation to provide a gross-up payment to Mr. Felsenthal in the event that any payment, benefit or distribution by the company to Mr. Felsenthal following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Felsenthal in connection with the change of control payments. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or when Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal ceasing to serve as the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal ceasing to report directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal was serving on the Board during the term of the employment agreement, his ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Felsenthal to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz.    On March 10, 2017, the company adopted The Advisory Board Company Senior Management Severance and Change of Control Plan, referred to as the “Senior Management Plan.” Messrs. Kirshbaum, Miller, and Schwartz are participants in the Senior Management Plan. Participation in the Senior Management Plan is conditioned upon the execution of, and Messrs. Kirshbaum, Miller, and Schwartz have executed, an agreement not to compete with the company or solicit the company’s members or employees for one year following termination of employment, and not to use or disclose the company’s confidential information at any time following termination of employment.

The Senior Management Plan provides that where a participant’s employment is terminated outside of the context of a “change of control” of our company, either by the company without “cause” or by the participant for “good reason” (each as defined in the Senior Management Plan), the participant will be entitled to receive:

•	a lump sum cash payment equal to the sum of the participant’s base salary plus the greater of the participant’s annual bonuses earned in each of the two years prior to termination;

•	accelerated vesting of time-based equity awards that would have vested within one year of termination; and

•	continued health and medical coverage for up to one year.

In the event that a participant’s employment is terminated within six months prior to, or within twelve months following, a change of control, either by the company without cause or by the participant for good reason, the participant will be entitled to receive:

•

a lump sum cash payment equal to one and a half times the sum of the participant’s base salary plus the greater of the participant’s annual bonuses earned in each of the two years prior to termination;

•	accelerated vesting of time-based equity awards, and continued vesting of performance-based equity awards based on the actual level of performance; and

•	continued health and medical coverage for up to one year.

The provision of payments and benefits described above is conditioned upon the participant’s execution of a release of claims. The Senior Management Plan provides that if a participant receives any amount, whether under the plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the participant would receive following imposition of the excise tax and all income and related taxes.

The following table sets forth information as of December 31, 2016 about potential payments by us to our named executive officers upon the termination of their employment or upon a change of control of the company in the circumstances described above, assuming that the Senior Management Plan was in effect as of that date.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$2,197,000	—	$2,197,000
Vesting of stock options (1)	$1,476,883	899,092	—	1,476,883
Vesting of RSUs (2)	1,465,594	754.044	—	1,465,594
Health and welfare benefits	—	20,206	—	20,206
Michael T. Kirshbaum
Termination payment	N/A	595,860	—	893,790
Vesting of stock options (1)	406,909	165,357	—	406,909
Vesting of RSUs (2)	342,841	241,861	—	342,841
Health and welfare benefits	—	21,755		21,755
David L. Felsenthal
Termination payment	N/A	1,621,500	—	1,621,500
Vesting of stock options (1)	1,202,223	583,681	—	1,202,223
Vesting of RSUs (2)	882,289	462,242	—	882,289
Health and welfare benefits	—	21,539	—	21,539
Cormac F. Miller
Termination payment	N/A	525,560	—	788,340
Vesting of stock options (1)	422,806	190,290	—	422,806
Vesting of RSUs (2)	313,814	161,761	—	313,814
Health and welfare benefits	—	21,755	—	21,755

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Richard A. Schwartz
Termination payment	N/A	$608,750	—	$913,125
Vesting of stock options (1)	$488,476	237,259	—	488,476
Vesting of RSUs (2)	312,750	161,263	—	312,750
Health and welfare benefits	—	21,755	—	21,755

(1)	These amounts are calculated assuming that the market price per share of our common stock on the date of termination of employment is equal to the $33.25 closing price of the common stock on December 30, 2016, as reported on the NASDAQ Global Select Market, and are based upon the difference between that closing price and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the $33.25 closing price of the common stock on December 30, 2016, as reported on the NASDAQ Global Select Market.

SECURITY OWNERSHIP

The following table presents, as of April 3, 2017 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the 2016 Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of April 3, 2017, there were 40,428,128 shares of our common stock outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class (%)
Robert W. Musslewhite	765,500	1.9
Sanju K. Bansal	66,064	*
Peter J. Grua	17,793	*
Nancy Killefer	17,920	*
Kelt Kindick	26,205	*
Mark R. Neaman	18,301	*
Leon D. Shapiro	14,793	*
LeAnne M. Zumwalt	8,823	*
David L. Felsenthal	361,530	*
Michael T. Kirshbaum	148,858	*
Cormac F. Miller	124,078	*
Richard A. Schwartz	133,120	*
The Vanguard Group	3,039,807	7.5
TimesSquare Capital Management, LLC	2,751,137	6.8
BlackRock, Inc.	2,486,960	6.2
Janus Capital Management LLC	2,471,724	6.1
Credit Suisse AG	2,244,178	5.6
Elliott Associates, L.P.	2,030,927	5.1
Elliott International, L.P.
Elliott International Capital Advisors Inc.
All directors and executive officers as a group (14 persons)	1,902,435	4.7

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of April 3, 2017 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of April 3, 2017 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 9, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to 81,086 of the shares shown, shared voting power with respect to 4,322 of the shares shown, sole dispositive power with respect to 2,956,499 of the shares shown, and shared dispositive power with respect to 83,308 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 13, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to 2,497,407 of the shares shown and sole dispositive power with respect to all 2,751,137 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 19, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting with respect to 2,395,973 of the shares shown and sole dispositive power with respect to all 2,486,960 of the shares shown. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

The information concerning Janus Capital Management is based on a Schedule 13G filed with the SEC on February 13, 2017, in which the reporting person reports that, as of December 31, 2016, it had sole voting power with respect to all 2,471,724 of the shares shown and sole dispositive power with respect to all 2,471,724 of the shares shown. The address of Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206.

The information concerning Credit Suisse AG is based on a Schedule 13G filed with the SEC on February 14, 2017, in which the reporting person reports that, as of December 31, 2017, it had shared voting power and shared dispositive power with respect to all 2,244,178 of the shares shown. The address of Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

The information concerning Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. is based on a Schedule 13D/A filed with the SEC on March 3, 2017, in which (1) Elliott Associates, L.P. reports that, as of March 2, 2017, it had sole voting power and sole dispositive power with respect to 649,898 of the shares shown, (2) Elliott International, L.P. reports that, as of March 2, 2017, it had shared voting power and shared dispositive power with respect to 1,381,029 of the shares shown, and (3) Elliott International Capital Advisors Inc. had shared voting power and shared dispositive power with respect to 1,381,029 of the shares shown. The address of the Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. is 40 West 57th Street, New York, New York 10019.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that were exercisable or had vested as of April 3, 2017 or that will become exercisable or will vest within 60 days of April 3, 2017, as follows: Mr. Felsenthal, 308,274 shares; Ms. Killefer, 11,253 shares; Mr. Kirshbaum, 106,215 shares; Mr. Miller, 102,129 shares; Mr. Musslewhite, 510,189 shares; and Mr. Schwartz, 118,448 shares; and all directors and executive officers as a group, 1,320,572 shares. The shares of common stock shown as beneficially owned by Mr. Miller includes 5,421 shares beneficially owned by Mr. Miller’s spouse, an employee of the company. The shares of common stock shown as beneficially owned do not include shares issuable upon vesting of RSUs as to which the person has irrevocably elected to defer receipt of the shares to a date later than 60 days after April 3, 2017, as follows: Mr. Neaman, 2,592 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for fiscal 2016 or written representations that no other reports were required, we believe that, except as indicated in the following sentence, our Section 16(a) reporting persons complied with all filing requirements during fiscal 2016. Cormac Miller, an executive officer, filed one late report with respect to the vesting of his spouse’s RSUs and her subsequent sale of the vested shares, and filed one late report with respect to his exercise of options to purchase shares of common stock and his subsequent sale of such option shares.

2018 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in Proxy Statement for 2018 Annual Meeting.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2018 must be received by our corporate secretary at our principal executive offices no later than December 31, 2017. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at 2018 Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders that is not included in our proxy statement must comply with specific notice requirements. For our 2018 annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 1, 2018 or later than March 2, 2018. The stockholder’s notice must set forth the following information to be in proper form:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at our 2018 annual meeting in accordance with the advance notice provisions of our bylaws described above.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing, and returning the enclosed proxy or voting instruction card.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

April 21, 2017

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation, for the periods indicated, of adjusted EBITDA and adjusted EPS (non-GAAP earnings per diluted shares) to the most comparable GAAP financial measure.

	Twelve Months Ended December 31,
	2016	2015
Net income (loss) attributable to common stockholders	$91,238	$(119,014)
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—	12,499
(Gains) losses from equity method investments	(46,666)	4,396
Provision for income taxes	11,040	15,200
Interest expense	18,137	21,121
Other expense (income), net	2,789	6,499
Loss on financing activities	—	17,398
Depreciation and amortization	77,268	73,134
Impairment of capitalized software	—	8,166
Goodwill impairment	—	99,145
Acquisition and similar transaction charges	—	6,610
Build-to-suit land rent	3,733	—
Fair value adjustments to acquisition-related earn-out liabilities	1,292	(1,665)
Vacation accrual adjustment	—	(850)
Stock-based compensation expense	29,435	29,093

Adjusted EBITDA	$188,266	$171,732

A-1

	Twelve Months Ended December 31,
	2016	2015
Net income (loss) attributable to common shareholders per share—diluted	$2.23	$(2.84)
Effect of adjusted weighted average common shares outstanding—diluted on earnings (loss) per share	—	0.02
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—	0.30
(Gains) losses from equity method investments	(1.14)	0.10
Impairment of capitalized software	—	0.19
Goodwill Impairment	—	2.34
Amortization of acquisition-related intangibles	0.70	0.73
Loss on financing activities	—	0.41
Acquisition and similar transaction charges	—	0.16
Fair value adjustment to acquisition-related earn-out liabilities	0.03	(0.04)
Loss on investment in common stock warrants	—	0.01
Impairment of cost method investment	0.04	0.08
Build-to-suit land rent	0.09	—
Vacation accrual adjustment	—	(0.02)
Stock-based compensation expense	0.72	0.69
Income tax effects and adjustments	(0.48)	(0.62)

Non-GAAP earnings per diluted share	$2.19	$1.51

A-2

APPENDIX B

THE ADVISORY BOARD COMPANY

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

(as Proposed to be Amended)

1. Purpose	B-1
2. Definitions	B-1
3. Eligibility	B-3
4. Effective Date and Termination of Plan	B-3
5. Shares Subject to the Plan and to Awards	B-3
(a) Aggregate Limits	B-3
(b) Issuance of Shares	B-4
(c) Tax Code Limits	B-4
(d) Director Award	B-4
(e) Awards to Service Providers	B-5
(f) Assumed Awards of Acquired Corporations .	B-5
(g) Awards of Acquired Corporations	B-5
6. Options	B-5
(a) Option Awards .	B-5
(b) Price	B-5
(c) No Repricing without Stockholder Approval	B-5
(d) Provisions Applicable to Options	B-6
(e) Term of Options and Termination of Employment	B-6
(1) Death	B-6
(2) Total and Permanent Disablement	B-6
(3) Retirement	B-7
(4) Other Reasons	B-7
(f) Incentive Stock Options	B-7
7. Stock Appreciation Rights	B-7
8. Restricted Stock and Restricted Stock Units	B-8
(a) Restricted Stock and Restricted Stock Unit Awards	B-8
(b) Contents of Agreement	B-8
(c) Vesting and Performance Criteria	B-8
(d) Discretionary Adjustments and Limits .	B-9
(e) Voting Rights .	B-9
(f) Dividends and Distributions .	B-9
9. Incentive Bonuses	B-9
(a) General	B-9
(b) Incentive Bonus Document	B-9
(c) Performance Criteria	B-9
(d) Timing and Form of Payment	B-10
(e) Discretionary Adjustments	B-10
10. Deferral of Gains	B-10
11. Conditions and Restrictions Upon Securities Subject to Awards	B-10
12. Adjustment of and Changes in the Stock	B-11
13. Qualifying Performance-Based Compensation	B-11
(a) General	B-11
(b) Qualifying Performance Criteria	B-11

B-i

14. Transferability	B-13
15. Suspension or Termination of Awards	B-14
16. Compliance with Laws and Regulations	B-14
17. Withholding	B-15
18. Administration of the Plan	B-15
(a) Administrator of the Plan	B-15
(b) Powers of Administrator	B-15
(c) Determinations by the Administrator	B-16
(d) Subsidiary Awards	B-16
(e) Other Committees	B-16
19. Amendment of the Plan or Awards	B-16
20. No Liability of Company	B-17
21. Non-Exclusivity of Plan	B-17
22. Governing Law	B-17
23. Arbitration of Disputes	B-17
24. No Right to Employment, Reelection or Continued Service	B-18
25. Unfunded Plan	B-18

B-ii

THE ADVISORY BOARD COMPANY

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1. Purpose

The purpose of The Advisory Board Company 2009 Stock Incentive Plan (the “Plan”) is to enable The Advisory Board Company, a Delaware corporation and its Subsidiaries (collectively, the “Company”), to attract, retain and motivate Nonemployee Directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan supersedes the Company’s 2006 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Amendment Date” means                , 2017

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Board” means the board of directors of the Company.

(f) “Change of Control” when used in the Plan or any Award granted under the Plan, shall have the meaning specified by the Administrator in the terms of an Award Agreement or otherwise but shall be defined to mean only the occurrence or consummation of a change of control transaction or event and shall not consist solely of the announcement of or stockholder approval of any such transaction or event.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Fair Market Value” means, as of any date, the official closing price per share at which the Shares are sold in the regular way on the NASDAQ Global Select Market or, if no Shares are traded on the NASDAQ Global Select Market on the date in question, then for the next preceding date for which Shares are traded on the NASDAQ Global Select Market or, if the Shares are at any time no longer traded on the NASDAQ Global Select Market, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(o) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(p) “Plan” means The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan as set forth herein and as amended from time to time.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(r) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(t) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Nonemployee Directors shall mean retirement from active employment with the Company and its Subsidiaries at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(u) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(v) “Specified Share Amount” means a number of Shares equal to a maximum of 5% of all Shares available for issuance under this Plan as of the Amendment Date.

(w) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(y) “Termination of Employment” means, for Awards made prior to July 26, 2011, ceasing to serve as a full-time employee of the Company and its Subsidiaries and, for Awards made on or after July 26, 2011, ceasing to serve as an employee of the Company or its Subsidiaries, or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or, for Awards made prior to July 26, 2011, approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a

Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(z) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

(aa) “2005 Plan” means The Advisory Board Company 2005 Stock Incentive Plan.

(bb) “2006 Plan” means The Advisory Board Company 2006 Stock Incentive Plan.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 5635(c) of the NASDAQ Stock Market Listing Requirements) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of June 22, 2009, and it became effective (the “Effective Date”) on September 11, 2009, the date on which it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that this Plan was adopted by the Board, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits.

The aggregate number of Shares issuable pursuant to all Awards made on or after the Amendment Date shall not exceed 1,000,000 Shares, plus (i) any Shares that were authorized for issuance under the Plan as of the Amendment Date that remain available for issuance under the Plan as of the Amendment Date, plus (ii) any Shares subject to outstanding awards under the Plan and the 2005 Plan as of June 9, 2015 that on or after the Amendment Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), plus (iii) any Shares subject to outstanding awards under the 2006 Plan as of June 26, 2009 that on or after the Amendment Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares). For purposes of the share limit under the preceding sentence, any Shares granted under Options or Stock

Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one one-hundredths (2.01) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

(b) Issuance of Shares.

For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan, and as two and one one-hundredths (2.01) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(c) Tax Code Limits.

The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares subject to Awards other than Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 2,110,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Director Awards.

The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 60,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 30,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Awards to Service Providers.

The aggregate number of Shares issued under this Plan pursuant to all Awards granted to service providers shall not exceed 200,000.

(f) Assumed Awards of Acquired Corporations.

In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(g) Awards of Acquired Corporations.

In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6. Options

(a) Option Awards.

Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.

The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval.

Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Option and shall not exchange such Option for cash or a new Award with a lower (or no) exercise price.

(d) Provisions Applicable to Options.

The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. For Awards made on or after June 9, 2015, except as next described, the vesting and/or exercise of (i) any Option that is based solely upon performance criteria and level of achievement versus such criteria shall be subject to a performance period of not less than twelve (12) months, and (ii) any Option under which vesting or exercise is based solely upon continued employment and/or the passage of time may not vest or be exercised in full prior to thirty-six (36) months following the date of grant of such Option, if such Option is awarded to a Participant who is not a Nonemployee Director, and prior to twelve (12) months following the date of grant of such Option, if such Option is awarded to a Nonemployee Director. Notwithstanding the preceding, the Administrator may provide for the vesting and/or exercisability under any such Option in the event of the Participant’s death or Total and Permanent Disablement, in connection with a change of control of the Company, or, with respect to an Option granted twelve (12) months or more before the date of a Termination of Employment of the Participant, in connection with such Termination of Employment. Furthermore, in applying the thirty-six (36) month minimum vesting rule under this Section 6(d), such vesting and/or exercise may be subject to pro-rata vesting over such thirty-six (36) month period following a one (1) year minimum vesting period. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment or for Awards made on or after July 26, 2011, that the Participant is employed on a less than full-time basis, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:

The Administrator shall establish the term of each Option, which in no case shall exceed a maximum term of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the Participant’s Termination of Employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.

Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within ninety (90) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.

Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Retirement.

Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of Retirement. The number of Shares with respect to which the Options shall be exercisable shall equal the total number of Shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(4) Other Reasons.

Upon the date of a Participant’s Termination of Employment for any reason other than those stated above in Sections 6(e)(1), 6(e)(2) and 6(e)(3) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options.

Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including the minimum vesting provisions of Section 6(d)) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.

Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares or cash is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.

Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.

The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Except as next described, (i) the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based solely upon performance criteria and level of achievement versus such criteria shall be subject to a performance period of not less than twelve (12) months, and (ii) the grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to thirty-six (36) months following its date of grant, if such Award is granted to a Participant who is not a Nonemployee Director, and prior to twelve (12) months following its date of grant, if such Award is granted to a Nonemployee Director. Notwithstanding the preceding, the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or Total and Permanent Disablement, in connection with a change of control of the Company, or, with respect to any such Award granted twelve (12) months or more before the date of a Termination of Employment of the Participant, in connection with such Termination of Employment, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Furthermore, in applying the thirty-six (36) month minimum vesting rule under this Section 8(c), such grant, issuance, retention, vesting and/or settlement may be subject to pro-rata vesting over such thirty-six (36) month period following a one (1) year minimum vesting period. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.

Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.

Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.

Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance criteria shall not vest unless such performance criteria for such Restricted Stock are achieved, and if such performance goals are not achieved, the Participant granted such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. Dividend equivalents granted as a component of another Award, which vests or is earned based upon the achievement of performance criteria, shall not vest unless such performance criteria for such underlying Award are achieved.

9. Incentive Bonuses

(a) General.

Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.

The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.

The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.

The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.

Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 424 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General.

The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.

For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

To the extent consistent with Section 162(m) of the Code, (A) unless the Administrator otherwise establishes in writing in connection an Award at the time the Award is granted, the Administrator shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) the Administrator may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claims, judgments, or settlements, (iii) acquisitions or divestitures, (iv) foreign exchange gains and losses, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, and (vi) the impact of repurchase of shares of stock under share repurchase programs.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed. If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such

Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan.

The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. To the extent permitted by applicable law, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.

Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, (x) extend the post-Termination of Employment exercisability of previously vested Options and Stock Appreciation Rights and (y) provide from and after June 9, 2015 for vesting of an Award or the satisfaction and/or lapse of conditions under an Award in circumstances other than those referred to in Section 6(d) or Section 8(c) of this Plan, so long as the number of Shares underlying all such Awards subject to such vesting or satisfaction and/or lapse of conditions in such other circumstances shall not exceed the Specified Share Amount.

(c) Determinations by the Administrator.

All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.

In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(e) Other Committees.

The Board may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Nonemployee Directors, which may administer the Plan with respect to Participants who are not “officers” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, or directors of the Company, may grant Awards under the Plan to such Participants, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 162(m) of the Code and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, the rules of such stock exchange.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the Fair Market Value as provided for in Sections 6(b) and 7;

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and 5(d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the

Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

* * *

The Plan was adopted by the Board as of June 22, 2009 and approved by the stockholders on September 11, 2009. On July 26, 2011, the Board adopted an amendment to increase the total number of Shares issuable under the Plan, which became effective upon stockholder approval thereof at the Company’s 2011 annual meeting of stockholders held on September 13, 2011. On July 19, 2013, the Board adopted additional amendments to the Plan, which became effective upon stockholder approval thereof at the Company’s 2013 annual meeting of stockholders held on September 5, 2013. On April 20, 2015, the Board adopted an amendment to increase the total number of Shares issuable under the Plan and certain additional amendments to the Plan, which became effective upon stockholder approval of the amendment to increase the total number of Shares issuable under the Plan at the Company’s 2015 annual meeting of stockholders held on June 9, 2015. On April 17, 2017, the Board adopted an amendment to increase the total number of Shares issuable under the Plan, which became effective upon stockholder approval thereof at the Company’s 2017 annual meeting of stockholders held on             , 2017.

THE ADVISORY BOARD COMPANY

By:

Name:	Evan Farber

Title:	Chief Legal Officer and Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY MAY 31, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2017: The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and annual report on Form 10-K for the fiscal year ended December 31, 2016 are available at https://materials.proxyvote.com/00762W. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The Board of Directors recommends a vote FOR the following: The Board of Directors recommends a vote FOR Proposals 2, 3 and 4: 1. Election of each of the following nominees to the Board of Directors: NOMINEES: FOR AGAINST ABSTAIN Sanju K. Bansal David L. Felsenthal Peter J. Grua Nancy Killefer Kelt Kindick Robert W. Musslewhite Mark R. Neaman Leon D. Shapiro LeAnne M. Zumwalt FOR AGAINST ABSTAIN 2. Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. 3. Approval of 2009 incentive plan amendment as described in the accompanying Proxy Statement. 4. Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement. • 5 The Board of Directors recommends a vote FOR every 1 year on Proposal 5: Advisory vote on whether The Advisory Board Company should hold an advisory vote by stockholders to approve the company’s named executive officer compensation every 1, 2 or 3 years. 1Year 2Year 3Year ABSTAIN WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder: Date: Signature of Stockholder: Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE ADVISORY BOARD COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on May 31, 2017 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all director nominees, “FOR” Proposals 2, 3 and 4, “FOR” every “1 Year” on Proposal 5, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting. (Continued and to be signed on the reverse side.) 1.1 14475